Filed pursuant to Rule 424(b)(2)
Registration Statement No. 333-222149

Prospectus Supplement

(To Prospectus dated January 26, 2018)

Canada

Canada Notes

Due Nine Months or more from Date of Issue

Canada may offer its Canada notes from time to time under a program authorizing the issuance of Canada notes. Each note will mature on a date nine months or more from its date of original issuance. Canada will determine the specific terms of each note and describe them in the applicable pricing supplement. In addition, the applicable pricing supplement will describe any terms that are different from the terms described in this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will contain collective action clauses with provisions regarding future modifications to their terms. Under those provisions, which are described beginning on page S-18 of this prospectus supplement, modifications affecting the reserved matters listed in the notes or notes of the same series, including modifications to payment and other important terms of the notes, may be made with the consent of the holders of 75% of the aggregate principal amount of notes then outstanding or notes of such series, as the case may be.

The notes are being offered on a continuing basis by Canada through the distributor. Unless otherwise indicated in the applicable pricing supplement, the distributor has agreed to solicit offers to purchase the notes. You cannot be assured that any notes offered by this prospectus supplement will be sold or that there will be a secondary market for the notes.

This prospectus supplement and the accompanying prospectus have been prepared, and each related pricing supplement will be prepared on the basis that all offers of notes in any Member State (as defined below) of the European Economic Area which has implemented the Prospective Directive (as defined below) (a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to publish a prospectus for offers of the notes.

Application has been made for the notes issued under the program during the period of 12 months following the date of this prospectus supplement to be admitted to the Official List of the Luxembourg Stock Exchange and for such notes to be admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange. The Euro MTF Market of the Luxembourg Stock Exchange is not a regulated market for purposes of the Markets in Financial Investments Directive (Directive 2004/39/EC). Unless the context otherwise requires, references in this prospectus supplement and any related pricing supplement to a series of the notes being “listed” (and all related references) shall mean that such notes have been admitted to the Official List of the Luxembourg Stock Exchange and to trading on the Euro MTF Market. Unlisted notes may also be issued under the program. The applicable pricing supplement in respect of the issue of any notes will specify whether such notes will be listed or whether such notes will be unlisted.

Scotiabank

The date of this prospectus supplement is March 28, 2019.

Prospectus Supplement

i

ABOUT THIS PROSPECTUS SUPPLEMENT; PRICING SUPPLEMENTS

Canada may use this prospectus supplement, together with the accompanying prospectus and a related pricing supplement, to offer Canada notes from time to time. Each time Canada issues notes, Canada will provide a pricing supplement containing the specific description of the notes being offered and the terms of the offering. The pricing supplement may also add, update or change information contained in this prospectus supplement or the accompanying prospectus. Any information in the pricing supplement, including any changes in the method of calculating interest on any note, that is inconsistent with this prospectus supplement will supersede that information in this prospectus supplement. This prospectus supplement and any related pricing supplement should be read together with the prospectus dated January 26, 2018 (the “prospectus”) of Canada which contains, or incorporates by reference, information regarding Canada and other matters, including a description of certain terms of Canada’s debt securities. The notes offered by this prospectus are debt securities referred to in the accompanying prospectus. Neither Canada nor the distributor (as defined herein) has authorized any other person to provide you with different information. Canada takes no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither Canada nor the distributor is making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as the information previously filed by Canada with the U.S. Securities and Exchange Commission (the “SEC”) and incorporated by reference in the accompanying prospectus, is accurate only as of the date of such documents. The distributor has not and does not undertake to review the financial condition or affairs of Canada during the life of the arrangements contemplated in this prospectus supplement and the accompanying prospectus nor to advise you or any potential purchaser of the notes of any information coming to the attention of the distributor. That portion of the notes being offered by this prospectus supplement and any related pricing supplement hereto and the accompanying prospectus to be sold in the United States or in circumstances where registration of the notes is required has been registered under registration statement no. 333-222149 which Canada has filed with the SEC. Further information regarding Canada and the notes may be found in registration statement no. 333-222149.

In respect of notes to be listed on the Luxembourg Stock Exchange and for so long as the rules of the Luxembourg Stock Exchange require, if at any time during the duration of the program there is a significant change affecting the rights attaching to or in respect of the notes as described in this prospectus supplement and the accompanying prospectus, Canada shall prepare and publish a supplement to this prospectus supplement. Canada may also publish a prospectus supplement that replaces this prospectus supplement for use in connection with any subsequent offering and listing of the notes.

This prospectus supplement and the accompanying prospectus should be read and construed in conjunction with (a) each applicable pricing supplement, (b) the documents incorporated by reference in the accompanying prospectus (see “Where You Can Find More Information” in the accompanying prospectus) and (c) all amendments and supplements to this prospectus supplement circulated by Canada, which shall be deemed to be incorporated in and to form part of this prospectus supplement and the accompanying prospectus and which shall be deemed to modify or supersede the contents of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in any such document is inconsistent with such contents.

Canada files reports and other information with the SEC in the United States. Canada’s SEC filings are available to the public from the SEC’s website at www.sec.gov and, in the event that any notes are listed on the Euro MTF Market, will be available at the offices of the Luxembourg listing agent.

The distribution of this prospectus supplement, any related pricing supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. In particular, in the case of offers in the EEA, the notes may not be offered or sold, directly or indirectly, except pursuant to an exemption from the requirement to publish a prospectus under Directive 2003/71/EC of the European Parliament and of the Council of 4 November 2003 (and amendments thereto, including Directive 2010/73/EU) and any implementing legislation in any such Relevant Member State (the “Prospectus Directive”) and in circumstances that will result in compliance with all applicable laws and regulations. Persons in whose possession this prospectus supplement, any related pricing supplement and the accompanying prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement, any related pricing supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

If the pricing supplement in respect of any notes specifies the “Prohibition of Sales to EEA Retail Investors” as “Applicable”, the notes are not intended to be offered, sold or otherwise made available to and, with effect from such date, should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC (“IMD”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Directive. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation.

MIFID II product governance / target market – The pricing supplement in respect of any notes may include a legend entitled “MiFID II Product Governance” which will outline the target market assessment in respect of the notes and which channels for distribution of the notes are appropriate. Any person subsequently offering, selling or recommending the notes (a “distributor”) should take into consideration the target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the target market assessment) and determining appropriate distribution channels.

A determination will be made in relation to each issue about whether, for the purpose of the MiFID Product Governance rules under EU Delegated Directive 2017/593 (the “MiFID Product Governance Rules”), any distributor or group of underwriters subscribing for any notes is a manufacturer in respect of such notes, but otherwise no distributor or underwriter, nor any of their respective affiliates, will be a manufacturer for the purpose of the MIFID Product Governance Rules.

NOTIFICATION UNDER SECTION 309B(1)(C) OF THE SECURITIES AND FUTURES ACT (CHAPTER 289) OF SINGAPORE

Unless otherwise stated in the applicable pricing supplement in respect of any bonds, all bonds issued or to be issued under the program shall be prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

This prospectus supplement has been prepared, and each related pricing supplement will be prepared, on the basis that all offers of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of the notes. Accordingly, any person making or intending to make any offer in that Relevant Member State of the notes which are the subject of the offering contemplated in this prospectus supplement and any related pricing supplement in relation to the offer and sale of those notes may only do so in circumstances in which no obligation arises for Canada or the distributor to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospective Directive, in each case, in relation to such offer. Neither Canada nor the distributor has authorized, nor do they authorize, the making of any offer of the notes in circumstances in which an obligation arises for Canada or the distributor to publish a prospectus or supplement a prospectus for such offer. Canada has not authorized and does not authorize the making of any offer of the notes through any financial intermediary, other than offers made by the distributor resulting in sales constituting the final placement of the notes contemplated in this prospectus supplement and any related pricing supplement.

References in this prospectus supplement and any related pricing supplement to “U.S.$”, “U.S. dollars” and “United States dollars” are to the lawful money of the United States of America; “€” and “euro” are to the lawful currency of those Member States of the European Union which are participating in the European Economic and Monetary Union pursuant to the Treaty establishing the European Community, as amended; and all references to the “European Economic Area” or “EEA” are to the Member States of the European Union together with Iceland, Norway and Liechtenstein.

DESCRIPTION OF THE NOTES

General

The notes offered hereby will be issued subject to a fiscal agency and paying agency agreement dated as of November 28, 2012 (the “Fiscal Agency Agreement”) between Canada and Citibank, N.A. (the “U.S. Registrar”), as fiscal agent, transfer agent, registrar and principal paying agent for the notes issued in U.S. dollars (the “U.S. dollar notes”) and Citibank, N.A., London Branch (the “International Registrar” and, together with the U.S. Registrar, the “Registrars” and each a “Registrar”), as fiscal agent, transfer agent, registrar and principal paying agent for the notes issued in one or more currencies or currency units other than U.S. dollars (the “foreign currency notes” and, together with the U.S. dollar notes, the “notes”).

The terms and conditions of the notes are summarized below and in the related pricing supplement and are subject to the detailed provisions of the Fiscal Agency Agreement and the exhibits thereto, including the forms of global note, a copy of which has been or will be incorporated by reference as an exhibit to registration statement no. 333-222149 and will be available for inspection at the offices of the Luxembourg listing agent. The notes and the Fiscal Agency Agreement together constitute a contract, all of the terms and conditions of which the registered holder, by acceptance of the notes, assents to and is deemed to have notice of. Any reference in this Prospectus Supplement to the term “holder” shall be deemed to refer to the registered holder under the Fiscal Agency Agreement unless the context otherwise requires. Additional terms of the notes are described in the accompanying prospectus under the heading “Description of the Debt Securities”.

Each note will mature on the maturity date specified in the applicable pricing supplement, which may be any day nine months or more from its issue date.

Unless otherwise indicated in the applicable pricing supplement, the notes will be denominated in U.S. dollars and payments of principal of, and interest and premium, if any, on, the notes will be made in U.S. dollars in the manner indicated in the accompanying prospectus and this prospectus supplement. If any of the notes are to be denominated in one or more currencies or currency units other than U.S. dollars, additional information pertaining to the terms of such notes and other matters relevant to the holders thereof will be described in the applicable pricing supplement. See “Payment Currency” and “Foreign Currency Risks” below.

References to principal and interest in respect of the notes shall be deemed also to refer to any Additional Amounts which may be payable. See “Description of the Debt Securities — Payment of Additional Amounts” in the accompanying prospectus.

In addition, notes may be issued as original issue discount notes or as indexed notes. See “Original Issue Discount Notes” and “Indexed Notes” below.

The applicable pricing supplement will indicate if a note can be redeemed prior to its stated maturity or if a note will be redeemable at the option of Canada on or after a specified date prior to its stated maturity at a specified price or prices (which may include a premium), together with accrued interest to the date of redemption or repayment. In addition to any redemption right set forth in the applicable pricing supplement and unless otherwise indicated in the applicable pricing supplement, the notes may be redeemed at the option of Canada in whole, but not in part, in certain circumstances where Canada has or will become obligated to pay Additional Amounts. See “Redemption (Option of Canada)” below.

Unless otherwise permitted by then current laws and regulations, notes (including notes denominated in pounds sterling) which must be redeemed before the first anniversary of their date of issue and in respect of which the issue proceeds are to be accepted by Canada in the United Kingdom or whose issue otherwise constitutes a contravention of Section 19 of the Financial Services and Markets Act 2000, as amended, will have a minimum denomination, or (in the case of notes with a variable redemption amount) a minimum redemption amount of £100,000 (or its equivalent in other currencies).

The applicable pricing supplement will indicate if Canada will be obligated to repay a note at the option of the holder thereof. If Canada will be so obligated, the applicable pricing supplement will indicate the period or periods within which and the price or prices at which the applicable notes will be repaid, in whole or in part, pursuant to such obligation and the other detailed terms and provisions of such obligation.

The applicable pricing supplement will indicate if the notes are intended to be held in a manner which would allow Eurosystem eligibility.

Status of the Notes

The notes will constitute direct unconditional obligations of Canada and as such carry the full faith and credit of Canada. The payment of the principal of and interest and premium, if any, on the notes will constitute a charge on and be payable out of the Consolidated Revenue Fund of Canada. The obligations of Canada under the notes will rank equally with all of Canada’s other unsecured and unsubordinated indebtedness from time to time outstanding.

Form, Denomination and Registration

Unless otherwise indicated in the applicable pricing supplement, (a) each series of U.S. dollar notes will be issued in the form of one or more permanent registered global notes (the “DTC global notes”) which will be deposited with the U.S. Registrar, as custodian for, and registered in the name of Cede & Co., as nominee of, The Depository Trust Company (“DTC”) and (b) each series of foreign currency notes will be issued in the form of one or more DTC global notes which will be deposited with the International Registrar, as custodian for and registered in the name of Cede & Co., as nominee of, DTC and/or one or more permanent registered global notes (the “international global notes” and, together with the DTC global notes, the “global notes”) which will be deposited with and registered in the name of a common depository (or its nominee) for Clearstream Banking, S.A. (“Clearstream, Luxembourg”) and Euroclear Bank SA/NV (“Euroclear” and, together with Clearstream, Luxembourg and DTC, the “depositaries” and each a “depositary”) or, if the applicable pricing supplement indicates that such notes are intended to be Eurosystem-eligible notes, the international global note will be registered in the name of a nominee of the common safekeeper for Euroclear and Clearstream, Luxembourg and deposited with the common safekeeper. If a series of foreign currency notes is represented by one or more DTC global notes and one or more international global notes then such DTC global notes and such international global notes will at all times collectively represent the aggregate principal amount of the foreign currency notes of such series outstanding from time to time. If beneficial interests in notes represented by an international global note are transferred to a person that will hold such beneficial interests as, or through, a participant in DTC, the International Registrar will reduce the principal amount of one or more of the applicable international global notes by the principal amount of the beneficial interests to be transferred and increase the principal amount of one or more of the applicable DTC global notes by a like amount. If beneficial interests in notes represented by a DTC global note are transferred to a person that will hold such beneficial interests as, or through, a participant in Clearstream, Luxembourg or Euroclear, the International Registrar will reduce the principal amount of one or more of the applicable DTC global notes by the principal amount of the beneficial interests to be transferred and increase the principal amount of one or more of the applicable international global notes by a like amount. Beneficial interests in the global notes of a series will be shown on, and transfers thereof will be effected only though, records maintained by the depositaries and their participants. Except as described herein, physical delivery of notes in definitive form will not be issued in exchange for beneficial interests in the global notes. See “— Definitive Certificates”.

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in each depositary. Unless otherwise stated in the applicable pricing supplement, investors may elect to hold interests in the global notes directly through any of the depositaries if they are participants in such systems, or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and Euroclear will hold interests in DTC global notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries (the “U.S. Depositaries”), which in turn will hold such interests in customers’ securities accounts in the names of the U.S. Depositaries on the books of DTC. Except in the limited circumstances described herein, owners of beneficial interests in the global notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered owners or holders thereof under the Fiscal Agency Agreement. See “Title” and “Definitive Certificates”.

The notes will be issuable only in permanent registered form and, unless otherwise indicated in the applicable pricing supplement, only, in the case of U.S. dollar notes, in minimum denominations of U.S. $5,000 and integral multiples of U.S. $5,000, or, in the case of foreign currency notes, in such minimum denominations and integral multiples thereof as shall be set forth in the applicable pricing supplement provided that, in the case of foreign currency notes, such minimum denominations will always be in excess of €1,000 (or the equivalent in any other currency as at the date of issue of the notes).

The applicable Registrar will be responsible for (i) maintaining a record of the aggregate holdings of the global notes of the applicable depositary or depositaries for which such Registrar acts as custodian, or the common safekeeper, as the case may be, (ii) ensuring that payments of principal and interest in respect of the global notes received by it from Canada are duly credited to the applicable depositary or its nominee, or the common safekeeper, as the case may be, (iii) transmitting to Canada any notices from the registered holders of notes and (iv) in the case of Eurosystem-eligible notes, for providing information to the ICSDs to enable the ICSDs to reconcile their records with the Registrar and at least once a month reconciling the records of the ICSDs with the Register maintained by the Registrar. The depositaries, as applicable, or the common safekeeper, as the case may be, will credit the relevant accounts of their participants on the applicable date. Neither Canada nor either Registrar will be responsible for making any payments to participants or customers of participants of any clearing system or for maintaining any records relating to the holdings of participants and their customers, and you will have to rely on the procedures of the relevant clearing system and its participants.

Where the applicable pricing supplement indicates the notes are intended to be Eurosystem-eligible notes, the international global note will be delivered on or prior to the relevant issue date of the relevant notes to the common safekeeper and otherwise (if the applicable pricing supplement does not indicate the notes are intended to be Eurosystem-eligible notes) may be deposited on the issue date of the relevant notes with a common depositary on behalf of Euroclear and Clearstream, Luxembourg or any other agreed clearing system.

Neither Registrar will impose any fees in respect of the notes, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed notes. However, owners of beneficial interests in the global notes may incur fees payable in respect of the maintenance and operation of the book-entry accounts in which such interests are held with the clearing systems.

Title

Subject to applicable law and the terms of the Fiscal Agency Agreement, Canada and the Registrars will treat the persons in whose name a global note is registered, initially the depositary or its nominee, as the owner of such global note for the purpose of receiving payments of principal and interest on the notes and for all other purposes whatsoever, except in respect of the payment of Additional Amounts. Therefore, neither Canada nor either of the Registrars has any direct responsibility or liability for the payment of principal or interest on the notes to owners of beneficial interests in a global note. With respect to payments on foreign currency notes, see “Payment Currency” below.

Payments

Principal of, and interest and premium, if any, on the notes (including notes in definitive form issued in exchange for any global note as described under “Definitive Certificates”) are payable by Canada in the relevant currency to the persons in whose names the notes are registered on the record date preceding the relevant interest payment date or at maturity, as the case may be. With respect to payments on DTC global notes which constitute foreign currency notes see “Payment Currency” below. The applicable Registrar will act as Canada’s principal paying agent for the notes pursuant to the Fiscal Agency Agreement. In the event definitive notes are issued in respect of any series of notes which are listed on the Euro MTF Market of the Luxembourg Stock Exchange, and for so long as such series of notes remain so listed and the rules of the Luxembourg Stock Exchange so require, Canada will appoint and maintain a transfer and paying agent in Luxembourg as further described under “Definitive Certificates”.

All funds held by the Registrars or any paying agent for payment of principal, premium, if any, or interest and any Additional Amounts on the notes of any series shall be held in trust for the registered holders of notes of such series. Any such moneys remaining unclaimed at the end of two years after the date on which such principal, premium, if any, interest or Additional Amounts shall have become due and payable shall be repaid to Canada, as provided and in the manner set forth in the relevant notes.

Payment Currency

Unless otherwise indicated in the applicable pricing supplement, you will be required to pay for notes in the currency or currency unit in which the notes are denominated (the “specified currency”). Canada is obligated to make payments of principal of, and interest and premium, if any, on notes in the specified currency (or, if such specified currency is not at the time of such payment legal tender for the payment of public and private debts, in such other currency of the country which issued such specified currency as at the time of such payment is legal tender for the payment of such debts).

DTC has elected to have all payments of principal of, and interest and premium, if any, on all DTC global notes paid in U.S. dollars regardless of the specified currency unless notified by any of its participants through which a beneficial interest is held that the participant elects, in accordance with, and to the extent permitted by, the applicable pricing supplement and the relevant note, to receive payments of principal, interest and premium, if any, in the specified currency (a “specified currency payment election”). In the case of DTC global notes denominated in a specified currency other than U.S. dollars for which the beneficial owners thereof have not elected through DTC’s participants to receive payments in the specified currency, any such amounts paid by Canada will be converted by the Exchange Rate Agent to U.S. dollars for payment to such beneficial owners. Principal of, and interest and premium, if any, on a DTC global note denominated in a specified currency other than U.S. dollars paid in U.S. dollars will be paid in the manner specified in the accompanying prospectus and this prospectus supplement for notes denominated and payable in U.S. dollars.

Unless otherwise specified in the applicable pricing supplement, any U.S. dollar amount to be received by a beneficial owner of a DTC global note denominated in a specified currency other than U.S. dollars will be based on the highest bid quotation in The City of New York received by the Exchange Rate Agent at approximately 11:00 A.M., New York City time, on the second market day preceding the applicable payment date from at least three recognized foreign exchange dealers (one of which may be the Exchange Rate Agent) selected by the Exchange Rate Agent after consultation with Canada for the purchase by the quoting dealer of the specified currency for U.S. dollars for settlement on such payment date in the aggregate amount of the specified currency payable to all beneficial owners of DTC global notes denominated in a specified currency other than U.S. dollars scheduled to receive U.S. dollar payments and at which the applicable dealer commits to execute a contract. If at least three such bid quotations are not available, payments will be made in the specified currency. All currency exchange costs will be borne by the beneficial owner of the DTC global note denominated in a specified currency other than U.S. dollars by deductions from such payments.

A beneficial owner of a DTC global note denominated in a specified currency other than U.S. dollars may make a specified currency payment election by delivery of a written request for such payment (including, in the case of an election with respect to payments at maturity, appropriate wire transfer instructions) through DTC and its participants to the International Registrar at its corporate trust office in London, England provided that the International Registrar receives such request on or prior to the fifth business day after the relevant regular record date or the tenth day prior to maturity, as the case may be. A beneficial owner of a DTC global note denominated in a specified currency other than U.S. dollars may elect to receive payment in the specified currency for all payments of principal of, and interest and premium, if any, on such note and need not make a separate election for each payment. Such election will remain in effect until revoked by written notice through DTC and its participants to the applicable Registrar, but written notice of any such revocation must be received by the applicable Registrar on or prior to fifth business day after the relevant regular record date or the tenth day prior to maturity, as the case may be. Beneficial owners of DTC global notes denominated in a specified currency other than U.S. dollars whose notes are to be held in the name of a broker or nominee should contact such broker or nominee to determine whether and how to make a timely specified currency payment election.

Interest on a foreign currency note paid in the specified currency will be paid by check mailed to the address of the holder entitled thereto as such address shall appear in the register, unless such holder has applied to the applicable Registrar and the applicable Registrar has accepted such application for payment to be made by wire transfer to an account with a bank located in the country of the specified currency (or in the case of Euro, a country that is at the time of payment in the Euro-zone) as shall have been designated on or prior to the relevant regular record date. If interest is paid by check, all checks payable in a specified currency will be drawn on a bank located outside the United States. Payments at maturity of principal of, and interest and premium, if any, on a foreign currency note paid in the specified currency will be paid by check unless such holder has applied to the applicable Registrar and the applicable Registrar has accepted such application for payment to be made by wire transfer to an account with a bank located in the country of the specified currency (or, in the case of Euro, a country that is at the time of payment in the Euro-zone) as shall have been designated at least fifteen days prior to maturity by the holder, provided that the note is presented at the office of the applicable Registrar in time for the applicable Registrar to make such payments in such funds in accordance with its normal procedures.

If a specified currency for the payment of principal of, and interest and premium, if any, on a foreign currency note: (a) ceases to be recognized by the government of the country which issued such currency or for the settlement of transactions by public institutions of or within the international banking community, (b) is a currency unit which ceases to be used for the purposes for which it was established or (c) is not available for payment of principal of, and interest and premium, if any, due to the imposition of exchange controls or other circumstances beyond the control of Canada, in each such case as determined in good faith by Canada, then Canada will be entitled to satisfy its obligations to holders of foreign currency notes by making such payment in U.S. dollars on the basis of the market exchange rate on the second market day prior to such payment, or if such market exchange rate is not then available, on the basis of the most recently available market exchange rate or as otherwise specified in the applicable pricing supplement. Any payment made under such circumstances in U.S. dollars where the required payment is in other than U.S. dollars will not constitute a default under the Fiscal Agency Agreement or the notes. However, if a specified currency is not available to Canada solely as a result of its replacement by the Euro, then Canada will make payments on the notes in Euro and such payments will not constitute a default under the Fiscal Agency Agreement or the notes.

If payment in respect of a note is required to be made in any currency unit, and such currency unit: (a) ceases to be recognized by the government of the country which issued such currency or for the settlement of transactions by public institutions of or within the international banking community, (b) is a currency unit which ceases to be used for the purposes for which it was established, or (c) is not available for payment of principal of, and interest and premium, if any, due to the imposition of exchange controls or other circumstances beyond Canada’s control, in each such case as determined in good faith by Canada, then Canada will be entitled, but not required, to make any payments in respect of such note in U.S. dollars until such currency unit is again available. The amount of each payment in U.S. dollars shall be computed on the basis of the equivalent of the currency unit in U.S. dollars, which shall be determined by Canada or its agent on the following basis. The component currencies of the currency unit for the purpose (the “component currencies” or, individually, a “component currency”) shall be the currency amounts that were components of the currency unit as of the last day on which the currency unit was used. The equivalent of the currency unit in U.S. dollars shall be calculated by aggregating the U.S. dollar equivalents of the component currencies. The U.S. dollar equivalent of each of the component currencies shall be determined by Canada or such agent on the basis of the most recently available market exchange rate for each such component currency, or as otherwise indicated in the applicable pricing supplement.

If the official unit of any component currency is altered by way of combination or subdivision, the number of units of the currency as a component currency shall be divided or multiplied in the same proportion. If two or more component currencies are consolidated into a single currency, the amounts of those currencies as component currencies shall be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated component currencies expressed in such single currency. If any component currency is divided into two or more currencies, the amount of the original component currency shall be replaced by the amounts of such two or more currencies, the sum of which shall be equal to the amount of the original component currency.

All determinations referred to above made by Canada or its agent (including the Exchange Rate Agent) shall be at its sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on the holders of notes.

Interest

Each interest-bearing note will bear interest from and including its issue date or from and including the most recent interest payment date with respect to which interest on such note (or any predecessor note) has been paid or duly provided for to but excluding the relevant interest payment date at the fixed rate per annum, or at the rate per annum determined pursuant to the interest rate formula, stated therein and in the applicable pricing supplement until the principal thereof is paid or made available for payment. Interest payments, if any, will be in the amount of interest accrued from and including the next preceding interest payment date in respect of which interest has been paid or duly provided for (or from and including the date of issue, if no interest has been paid with respect to such note) to, but excluding, the applicable interest payment date or maturity, as the case may be.

Each interest-bearing note will cease to bear interest from the maturity date, or any earlier date for its redemption, unless payment of principal is improperly withheld or refused. In such event, interest will continue to accrue (as well after as before judgment) until the earlier of (i) the day on which all sums due in respect of such note up to that day are received by or on behalf of the holder; and (ii) the day on which the relevant Registrar has notified the holder thereof that such Registrar in receipt of all sums due in respect thereof up to that date.

Interest, if any, will be payable on each interest payment date and at maturity. Interest will be payable generally to the person in whose name a note (or any predecessor note) is registered at the close of business on the regular record date next preceding each interest payment date or the maturity date. The first payment of interest on any note originally issued between a regular record date and an interest payment date will be made on the next succeeding interest payment date following the issue date of such note to the person in whose name the note is registered on the regular record date with respect to such succeeding interest payment date.

Fixed Rate Notes

The applicable pricing supplement relating to a fixed rate note will designate the interest payment dates, regular record dates and a fixed rate of interest per annum payable on such note. Unless otherwise indicated in the applicable pricing supplement, interest on fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months.

If any interest payment date or the maturity of a fixed rate note falls on a day that is not a business day, the related payment of any principal, interest or premium will be made on the next succeeding business day as if made on the date such payment was due, and no interest will accrue on the amount so payable for the period from and after such interest payment date or maturity, as the case may be.

Floating Rate Notes

The applicable pricing supplement relating to a floating rate note will designate an interest rate basis for such floating rate note. Such basis may be determined by reference to:

•	the CD rate, in which case such note will be a CD rate note;

•	the commercial paper rate, in which case such note will be a commercial paper rate note;

•	the federal funds rate, in which case such note will be a federal funds rate note;

•	LIBOR, in which case such note will be a LIBOR note;

•	the prime rate, in which case such note will be a prime rate note;

•	the treasury rate, in which case such note will be a treasury rate note; or

•	any other interest rate basis or formula as may be agreed to between Canada and the purchaser and set forth in the applicable pricing supplement (“agreed floating rate formula”).

In addition, a floating rate note may bear interest at the lowest or highest or average of LIBOR and one or more agreed floating rate formulae. The applicable pricing supplement for a floating rate note also will specify the spread and/or spread multiplier, if any, and the maximum or minimum interest rate limitation, if any, applicable to each note. In addition, such pricing supplement will define or particularize for each floating rate note the following terms, if applicable: Calculation Agent, calculation dates, initial interest rate, interest payment dates, regular record dates, index maturity, interest determination dates, interest reset dates, interest reset periods and if one or more of the specified interest rate bases is LIBOR, the index currency, if any, with respect to such note. See “Glossary” for definitions of certain terms used in this prospectus supplement.

The rate of interest on a floating rate note in effect on any day will be (a) if such day is an interest reset date with respect to such floating rate note, the interest rate on such floating rate note determined as of the interest determination date pertaining to such interest reset date or (b) if such day is not an interest reset date with respect to such floating rate note, the interest rate on such floating rate note determined as of the interest determination date pertaining to the immediately preceding interest reset date with respect to such floating rate note; provided, that the interest rate in effect from the issue date of a floating rate note (or that of a predecessor note) to but excluding the first interest reset date with respect to such floating rate note will be the initial interest rate (as set forth in the applicable pricing supplement).

Each applicable pricing supplement will specify whether the rate of interest on the related floating rate note will be reset daily, weekly, monthly, quarterly, semi-annually, annually or such other specified interest reset period and the dates on which such interest rate will be reset (each interest reset date, an “interest reset date”). Unless otherwise specified in the applicable pricing supplement, the interest reset date will be, in the case of floating rate notes which reset:

•	daily, each market day;

•

weekly, a market day that occurs in each week as specified in the applicable pricing supplement (with the exception of weekly reset treasury rate notes, which will reset the Tuesday of each week except as specified below);

•	monthly, a market day that occurs in each month as specified in the applicable pricing supplement;

•	quarterly, a market day that occurs in each third month as specified in the applicable pricing supplement;

•	semi-annually, a market day that occurs in each of two months of each year as specified in the applicable pricing supplement; and

•	annually, a market day that occurs in one month of each year as specified in the applicable pricing supplement.

If any interest reset date for any floating rate note would otherwise be a day that is not a market day with respect to such note, such interest reset date shall be the next succeeding market day with respect to such note, except that if such note is a LIBOR note and the next succeeding market day falls in the next succeeding calendar month, such interest reset date shall be the immediately preceding market day.

The interest rate applicable to each interest reset period commencing on the interest reset date with respect to that interest reset period will be the rate determined as of the interest determination date. Unless otherwise specified in the applicable pricing supplement, the interest determination date with respect to the CD rate, the commercial paper rate, the federal funds rate, the federal funds open rate and the prime rate will be the second market day preceding each interest reset date for the related floating rate note; and the interest determination date with respect to LIBOR will be the second London market day preceding each interest reset date. With respect to the treasury rate, unless otherwise specified in an applicable pricing supplement, the interest determination date will be the day in the week in which the related interest reset date falls on which day treasury bills (as defined below in “Treasury Rate Notes”) are normally auctioned (Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday); provided, however, that if an auction is held on the Friday of the week preceding the related interest reset date, the related interest determination date will be such preceding Friday; and provided, further, that if an auction falls on any interest reset date then the related interest reset date will instead be the first market day following such auction. Unless otherwise specified in the applicable pricing supplement, the interest determination date pertaining to a floating rate note, the interest rate of which is determined with reference to two or more interest rate bases, will be the latest market day which is at least two market days prior to each interest reset date for such floating rate note. Each interest rate basis will be determined and compared on such date, and the applicable interest rate will take effect on the related interest reset date, as specified in the applicable pricing supplement.

A floating rate note may have either or both of the following: (a) a maximum numerical interest rate limitation, or ceiling, on the rate of interest which may accrue during any interest period; and (b) a minimum numerical interest rate limitation, or floor, on the rate of interest which may accrue during any interest period. In addition to any maximum interest rate which may be applicable to any floating rate note, the interest rate on such floating rate note will in no event be higher than the maximum rate permitted by Canadian law.

Except as provided below or in an applicable pricing supplement, interest will be payable on the maturity date and in the case of floating rate notes which reset:

•	daily, weekly or monthly, on a market day that occurs in each month as specified in the applicable pricing supplement;

•	quarterly, on a market day that occurs in each third month as specified in the applicable pricing supplement;

•	semi-annually, on a market day that occurs in each of two months of each year as specified in the applicable pricing supplement; and

•	annually, on a market day that occurs in one month of each year as specified in the applicable pricing supplement.

If an interest payment date with respect to any floating rate note (other than an interest payment date at maturity) would otherwise be a day that is not a market day with respect to such note, such interest payment date shall be the next succeeding market day with respect to such note, except that if such note is a LIBOR note and the next succeeding market day falls in the next succeeding calendar month, such interest payment date shall be the immediately preceding market day. If the maturity date of a floating rate note falls on a day that is not a market day, the payment of principal of, and interest and premium, if any, on such note will be made on the next succeeding market day, and no interest on such payment shall accrue from and after such maturity date. Unless otherwise indicated in the applicable pricing supplement, the regular record date with respect to floating rate notes shall be the date 15 calendar days prior to each interest payment date, whether or not such date shall be a market day.

Unless otherwise specified in the applicable pricing supplement, the interest accrued from and including the date of issue, or from and including the last date to which interest has been paid or duly provided for, is calculated by multiplying the face amount of such floating rate note by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day in such period from and including the date of issue, or from and including the last date to which interest has been paid or duly provided for, to but excluding the date for which accrued interest is being calculated. Unless otherwise specified in the note and the applicable pricing supplement, the interest factor for each such day is computed by dividing the interest rate applicable to such date by 360, in the case of floating rate notes for which the interest rate basis is the CD rate, the commercial paper rate, the federal funds rate, LIBOR or the prime rate, or by the actual number of days in the year in the case of floating rate notes for which the interest rate basis is the treasury rate. The accrued interest factor for floating rate notes for which the interest rate may be calculated with reference to two or more interest rate bases will be calculated in each period by selecting one such interest rate basis for such period in accordance with the provisions of the applicable prospectus supplement.

Unless otherwise specified in a pricing supplement, all percentages resulting from any calculation on floating rate notes will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation on floating rate notes will be rounded to the nearest cent or, in the case of foreign currency notes, the smallest unit of payment in such currency (with one-half cent or one-half of such unit being rounded upwards).

Upon the request of the holder of any floating rate note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate which will become effective as a result of a determination made on the most recent interest determination date with respect to such floating rate note.

Unless otherwise specified in the applicable pricing supplement, the Calculation Agent will determine the interest basis with respect to floating rate notes as follows:

CD Rate Notes.    Each CD rate note will bear interest at the interest rate (calculated with reference to the CD rate and the spread and/or spread multiplier, if any) specified on the face of such CD rate note and in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, “CD rate” means, with respect to any interest determination date relating to a CD rate note, the rate on the date for negotiable certificates of deposit having the index maturity designated in the applicable pricing supplement as published by the Board of Governors of the Federal Reserve System in “Statistical Release H.15(519), Selected Interest Rates” or any successor publication of the Board of Governors of the Federal Reserve System (“H.15(519)”) under the caption “CDs (secondary market)” or any successor publication or, if not so published by 3:00 p.m., New York City time, on the calculation date pertaining to such interest determination date, the CD rate will be the rate on such interest determination date for negotiable certificates of deposit of the index maturity designated in the applicable pricing supplement as published by the Federal Reserve Bank of New York in its daily update of H.15(519) available through the website of the Board of Governors of the Federal Reserve System at “http://www.federalreserve.gov/releases/h15/update” (“H.15 daily update”) or any successor site or publication of the Board of Governors under the caption “CDs (Secondary Market)”. If such rate is not yet published in either H.15(519) or H.15 daily update by 3:00 p.m., New York City time, on the calculation date pertaining to an interest determination date, the Calculation Agent will calculate the CD rate on that interest determination date, which will be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on that interest determination date, for negotiable certificates of deposit of major United States money market banks with a remaining maturity closest to the index maturity designated in the applicable pricing supplement in an amount that is representative for a single transaction in that market at that time as quoted by three leading non-bank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent (after consultation with Canada); provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as set forth above, the CD rate with respect to such interest determination date will be the same as the CD rate in effect for the immediately preceding interest reset period (or, if there was no preceding interest reset period, the rate of interest shall be the initial interest rate).

Commercial Paper Rate Notes.    Each commercial paper rate note will bear interest at the interest rate (calculated with reference to the commercial paper rate and the spread and/or spread multiplier, if any) specified on the face of such commercial paper rate note and in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, “commercial paper rate” means, with respect to any interest determination date relating to a commercial paper rate note, the money market yield (as defined below) of the rate on that date for commercial paper having the index maturity designated in the applicable pricing supplement, as published in H.15(519), under the heading “Commercial Paper — Non-financial”. In the event that the rate is not published prior to 3:00 p.m., New York City time, on the calculation date pertaining to such interest determination date, then the commercial paper rate will be the money market yield of the rate on the interest determination date for commercial paper of the specified index maturity as published in H.15 daily update under the heading “Commercial Paper — Non-financial” (with an index maturity of one month or three months being deemed to be equivalent to an index maturity of 30 days or 90 days, respectively). If by 3:00 p.m., New York City time, on that calculation date, the rate is not yet available in either H.15(519) or H.15 daily update, the Calculation Agent will calculate the commercial paper rate on that interest determination date, which will be the money market yield corresponding to the arithmetic mean of the offered rates as of approximately 11:00 a.m., New York City time, on that interest determination date for commercial paper of the specified index maturity placed for a non-financial issuer whose bond rating is “AA” or the equivalent, from a nationally recognized rating agency as quoted by three leading dealers of commercial paper in The City of New York selected by the Calculation Agent (after consultation with Canada); provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting offered rates as set forth above, the commercial paper rate with respect to such interest determination date will be the same as the commercial paper rate for the immediately preceding interest reset period (or, if there was no preceding interest reset period, the rate of interest will be the initial interest rate).

“money market yield” will be a yield (expressed as a percentage) calculated in accordance with the following formula:

Money Market Yield =	D × 360	× 100
360 - (D × M)

where “D” refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and “M” refers to the actual number of days in the period for which interest is being calculated.

Federal Funds Rate Notes.    Each federal funds rate note, will bear interest at the interest rate (calculated with reference to the federal funds rate and the spread and/or spread multiplier, if any) specified on the face of such federal funds rate note and in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, the “federal funds rate” means, with respect to any interest determination date relating to a federal funds rate note, the rate applicable to such date for federal funds as set for in H.15(519) for that date under the caption “EFFECT”, as such rate is displayed on Reuters Screen FEDFUNDS1 Page. If such rate is not so published by 5:00 p.m., New York City time, on the market day immediately following such interest determination date, the federal funds rate will be the rate applicable to such interest determination date as published in H.15 daily update (or such other recognized electronic source used for the purpose of displaying such rate) under the heading “federal funds (effective)”. If that rate is not published in H.15 daily update (or such other recognized electronic source used for the purpose of displaying such rate) by 5:00 p.m., New York City time, on the market day immediately following such interest determination date, the Calculation Agent will calculate the federal funds rate applicable to such interest determination date, which will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds as of 9:00 a.m., New York City time, on such interest determination date arranged by three leading brokers (which may include any distributors, agents or their affiliates) of federal funds transactions in The City of New York selected by the Calculation Agent (after consultation with Canada); provided, however, that if the brokers selected as aforesaid by the Calculation Agent are not quoting as set forth above, the federal funds rate applicable to such interest determination date will be the same as the federal funds rate in effect for the immediately preceding interest reset period (or, if there was no preceding interest reset period, the rate of interest will be the initial interest rate).

LIBOR Notes.    Each LIBOR note will bear interest at the interest rate (calculated with reference to LIBOR and the spread and/or spread multiplier, if any) specified on the face of such LIBOR note and in the applicable pricing supplement.

Unless otherwise indicated in the applicable pricing supplement, LIBOR will be determined by the Calculation Agent in accordance with the following provisions:

•

On each interest determination date relating to a LIBOR note, LIBOR will be determined on the basis of the offered rate for deposits in the London interbank market in the index currency having the index maturity specified in the applicable pricing supplement, commencing on the second London market day immediately following such interest determination date, which appears on the Designated LIBOR Page, or a successor reporter of such rates selected by the Calculation Agent and acceptable to Canada, as of 11:00 A.M., London time, on such interest determination date (the “reported date”). If no rate appears on the Designated LIBOR Page, LIBOR in respect of such interest determination date will be determined as if the parties had specified the rate described in the following paragraph.

•

With respect to an interest determination date relating to a LIBOR note to which the last sentence of the previous paragraph applies, the Calculation Agent will request the principal London offices of each of four major reference banks (which may include any distributors, agents or their affiliates) in the London interbank market selected by the Calculation Agent (after consultation with Canada) to provide the Calculation Agent with its offered quotation for deposits in the index currency for the period of the index maturity designated in the applicable pricing supplement commencing on the second London market day immediately following such interest determination date to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such interest determination date and in a principal amount that is representative for a single transaction in such index currency in such market at such time. If at least two such quotations are provided, LIBOR determined on such interest determination date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR determined on such interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m. (or such other time specified in the applicable pricing supplement), in the relevant applicable financial center of the country of the specified index currency, on that interest determination date for loans made in the index currency to leading European banks having the index maturity designated in the applicable pricing supplement commencing on the second London market day immediately following such interest determination date and in a principal amount that is representative for a single transaction in that index currency in that market at such time by three major reference banks (which may include any distributors, agents or their affiliates) in such relevant applicable financial center selected by the Calculation Agent (after consultation with Canada); provided, however, that if fewer than three reference banks so selected by the Calculation Agent are quoting such rates as mentioned in this sentence, LIBOR with respect to such interest determination date will be the same as LIBOR in effect for the immediately preceding interest reset period (or, if there was no preceding interest reset period, the rate of interest will be the initial interest rate).

Prime Rate Notes.    Each prime rate note will bear interest at the interest rate (calculated with reference to the prime rate and the spread and/or spread multiplier, if any) specified on the face of such prime rate note and in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, “prime rate” means, with respect to any interest determination date, the rate set forth in H.15(519) for that date opposite the caption “Bank Prime Loan” or, if not published by 5:00 p.m., New York City time, on the calculation date, the rate on such interest determination date as published in H.15 daily update under the caption “Bank Prime Loan”. If that rate is not yet published by 5:00 p.m., New York City time, on the calculation date pertaining to that interest determination date, the prime rate for that interest determination date will be the arithmetic mean of the rates of interest publicly announced by each bank named on the Reuters Screen USPRIME1 Page as that bank’s prime rate or base lending rate as in effect as of 11:00 a.m., New York City time, for that interest determination date as quoted on the Reuters Screen USPRIME1 Page on that interest determination date, or, if fewer than four of these rates appear on the Reuters Screen USPRIME1 Page by 5:00 p.m., New York City time, for that interest determination date, the rate will be the arithmetic mean of the prime rates or base lending rates furnished in New York City by three substitute banks or trust companies (all organized under the laws of the United States or any of its states and having total equity capital of at least U.S. $500 million) selected by the Calculation Agent (after consultation with Canada). If the banks selected by the Calculation Agent are not quoting as described above, the prime rate will remain the prime rate then in effect for the immediately preceding interest reset period (or, if there was no preceding interest reset period, the rate of interest will be the initial interest rate).

Treasury Rate Notes.    Each treasury rate note, will bear interest at the interest rate (calculated with reference to the Treasury rate and the spread and/or spread multiplier, if any) specified on the face of such treasury rate note and in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, the “treasury rate” means, with respect to any interest determination date relating to a treasury rate note, the rate from the auction held on such interest determination date, which we refer to as the “auction”, of direct obligations of the United States, which we refer to as “treasury bills”, having the index maturity designated in the applicable pricing supplement under the caption “INVEST RATE” on the display on Reuters (or any successor service) on page USAUCTION10 (or any other page as may replace such page on such service) or page USAUCTION11 (or any other page as may replace such page on such service) or, if not so published by 3:00 p.m., New York City time, on the calculation date pertaining to such interest determination date, the bond equivalent yield (as defined below) of the rate for such treasury bills as published in H.15 daily update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “U.S. Government Securities/Treasury Bills/Auction High” or, if not so published by 3:00 p.m., New York City time, on the related calculation date, the bond equivalent yield of the auction rate of such treasury bills as announced by the U.S. Department of the Treasury. In the event that the auction rate of treasury bills having the index maturity designated in the applicable pricing supplement is not so announced by the U.S. Department of the Treasury, or if no such auction is held, then the treasury rate will be the bond equivalent yield of the rate on that interest determination date of treasury bills having the index maturity designated in the applicable pricing supplement as published in H.15(519) under the caption “U.S. Government Securities/Treasury Bills/Secondary Market” or, if not published by 3:00 p.m., New York City time, on the related calculation date, the rate on that interest determination date of such treasury bills as published in H.15 daily update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “U.S. Government Securities/Treasury Bills/Secondary Market”. In the event such rate is not published in H.15(519), H.15 daily update or another recognized electronic source by 3:00 p.m., New York City time, on such calculation date, the Calculation Agent will calculate the treasury rate, which will be a bond equivalent yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on such interest determination date, of three leading primary U.S. government securities dealers selected by the Calculation Agent (after consultation with Canada) for the issue of treasury bills with a remaining maturity closest to the index maturity designated in the applicable pricing supplement; provided, however, that if the dealers selected by the Calculation Agent are not quoting bid rates as mentioned in this sentence, the treasury rate with respect to the interest determination date will be the same as the treasury rate in effect for the immediately preceding interest reset period (or, if there was no preceding interest reset period, the rate of interest will be the initial interest rate).

The term “bond equivalent yield” means a yield (expressed as a percentage) calculated in accordance with the following formula:

Bond equivalent yield =	D × N × 100	× 100
360 - (D × M)

where “D” refers to the applicable per annum rate for Treasury bills quoted on a bank discount basis, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the applicable interest reset period.

Original Issue Discount Notes

Notes may be issued as original issue discount notes. An original issue discount note is a note which is issued at a price lower than the principal amount thereof and which provides that upon redemption or acceleration of the maturity thereof an amount less than the principal thereof shall become due and payable. In the event of redemption or acceleration of the maturity of an original issue discount note, the amount payable to the holder of such note upon such redemption or acceleration will be determined in accordance with the terms of the note, but will be an amount less than the amount payable at the stated maturity of such note. In addition, a note issued at a discount may, for United States federal income tax purposes, be issued with original issue discount, regardless of the amount payable upon redemption or acceleration of maturity of such note. See “Tax Matters — Certain U.S. Federal Tax Considerations — United States Holders — Original Issue Discount”.

Indexed Notes

Notes may be issued as indexed notes, with the principal amount payable at maturity, the amount of interest payable on an interest payment date, or both, to be determined by reference to currencies, currency units or financial indices or other factors, as indicated in the applicable pricing supplement. Holders of indexed notes may receive a principal amount at maturity that is greater than or less than the face amount of such notes depending upon the fluctuation of the relative value, rate or price of the specified index. Specific information pertaining to the method for determining the principal amount payable at maturity, rate or price of the specified index and the face amount of the indexed note and any additional tax considerations will be described in the applicable pricing supplement. Interest paid or credited on an indexed note may be participating debt interest and subject to Canadian non-resident withholding tax. See “Tax Matters — Canadian Federal Income Tax Consequences”.

This prospectus supplement, the accompanying prospectus and any pricing supplement do not describe all risks of an investment in indexed notes, including risks which may be associated with economic, financial or political events over which neither Canada nor the distributor have any control, either as such risks exist at the date of this prospectus supplement or as such risks may change from time to time. An investment in notes indexed, as to principal, interest or premium, to one or more values of currencies (including exchange rates between currencies) currency units, financial indices or other factors, entails significant risks that are not associated with investments in a conventional fixed-rate debt security. For example, indexed notes may bear interest at a rate lower than the prevailing market interest rate for fixed rate notes or may not bear interest, and the principal (and premium, if any) payable at maturity with respect to indexed notes may be less than the face amount or initial purchase price thereof or may be zero. Special considerations independent of the creditworthiness of Canada and the value of the applicable currency or interest rate index, including economic, financial and political events over which Canada has no control also may affect the secondary market for indexed notes. Additionally, if the formula used to determine the amount of principal, interest or premium payable with respect to such notes contains a multiple or leverage factor, the effect of any change in the applicable currency, currency unit, financial index or other factor will be increased. See “Foreign Currency Risks.” The historical experience of the relevant currencies, currency units, financial indices or other factors should not be taken as an indication of future performance of such currencies, currency units, financial indices or other factors during the term of any note. Prospective purchasers should consult their own financial and legal advisors as to the risks entailed in an investment in indexed notes, the suitability of an investment in indexed notes in light of their particular circumstances, and with other matters that may affect the purchase or holding of an indexed note.

Short-Term Notes

Canada may offer from time to time notes with maturities from nine months to one year (“short-term notes”). Unless otherwise indicated in the applicable pricing supplement, interest on short-term notes that are (a) fixed rate notes will be payable at maturity, (b) floating rate notes (other than Treasury rate notes) will be computed on the basis of the actual number of days elapsed divided by 360 and (c) Treasury rate notes will be computed on the basis of the actual number of days elapsed divided by a year of 365 or 366 days, as the case may be.

Other Provisions; Addenda

Any provisions with respect to the notes, including the determination of an interest rate basis, the calculation of the interest rate applicable to a floating rate note, and the specification of one or more interest rate bases, the interest payment dates, the maturity date or any other variable term relating thereto, may be modified if so specified on the face thereof, or in an addendum relating thereto, and in the applicable pricing supplement.

Redemption (Option of Canada)

If one or more redemption dates (or range of redemption dates) is specified in the applicable pricing supplement, the series of notes described therein will be subject to redemption, in whole or in part, as specified in such pricing supplement, on any such date (or during any such range of dates) at the option of Canada upon not less than 30 days’ nor more than 60 days’ notice, at the redemption price or redemption prices specified in the applicable pricing supplement, together with interest accrued to the redemption date; provided, however, that interest installments due prior to the date fixed for redemption will be payable to the holder of record at the close of business on the regular record date. If less than the entire principal amount of a note is redeemed, the principal amount of such note that remains outstanding after such redemption shall be an authorized denomination (which shall not be less than the minimum authorized denomination) for that series of notes. If less than all notes of any series are to be redeemed, the notes of such series to be redeemed shall be selected by the applicable Registrar by such method as such Registrar shall deem fair and appropriate.

In addition, unless otherwise indicated in the applicable pricing supplement, the notes may be redeemed at the option of Canada in whole, but not in part, at any time, on giving not less than 30 days’ and not more than 60 days’ notice holders of notes in accordance with “Notices” below (which notice shall be irrevocable), at 100% of the principal amount thereof, together with interest accrued thereon to the date fixed for redemption, if (a) Canada has or will become obliged to pay Additional Amounts as provided in the accompanying prospectus under the caption “Description the Debt Securities — Payment of Additional Amounts” as a result of any change in, or amendment to, the laws or regulations of Canada, or any province or political subdivision thereof, or any authority thereof or agency therein having power to tax, or any change in the application or official interpretation of such laws or regulations, which change or amendment becomes effective on or after the date of this prospectus supplement and (b) such obligation cannot be avoided by Canada taking reasonable measures available to it, provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which Canada would be obliged to pay such Additional Amounts were a payment in respect of the notes then due. Prior to the publication of any notice of redemption pursuant to this paragraph, Canada shall deliver to the applicable Registrar a certificate signed by an officer of Canada stating that Canada is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of Canada so to redeem have occurred.

Repayment (Option of Holder)

If one or more repayment dates (or range of such dates) is specified in the applicable pricing supplement, the series of notes described therein will be subject to repayment, in whole, or from time to time in part, as specified in such pricing supplement, on any such date (or during any such range of dates) or, if such date is not a market day, on the first market day following such date, at the election of the holder at the repayment price determined as set forth in the applicable pricing supplement, together with interest accrued to the repayment date; provided, however, that interest installments due on or prior to the date fixed for repayment will be payable to the persons in whose names such notes are registered at the close of business on the regular record date.

Unless otherwise specified in the applicable pricing supplement, in order to exercise such an election, a holder must, unless a different notice period is specified in the applicable pricing supplement, give to the applicable Registrar not less than 30 days’ nor more than 60 days’ notice. Unless otherwise specified in the applicable pricing supplement, any such notice shall consist of either (a) the note with the form entitled “Option to Elect Repayment” duly completed or (b) a telegram, facsimile transmission or a letter from a member of a national securities exchange, or of the Financial Industry Regulatory Authority or a commercial bank or trust company in the United States, setting forth the name of the holder, the principal amount of the note, the principal amount of the note to be repaid, the certificate number or a description of the relevant series of notes, a statement that the option to elect repayment is being exercised thereby and a guarantee that such note, together with the duly completed form entitled “Option to Elect Repayment”, will be received by the applicable Registrar not later than the fifth business day after the date of such telegram, facsimile transmission or letter; provided, however, that such telegram, facsimile transmission or letter shall only be effective if such note and such form, duly completed, are received by the applicable Registrar by such fifth business day.

Unless otherwise specified in the applicable pricing supplement, exercise of a repayment option by a holder will be irrevocable. Such option may be exercised with respect to less than the entire principal amount of a note, provided that the portion remaining outstanding after such repayment is an authorized denomination which shall not be less than the minimum authorized denomination.

Only the depositary may exercise the repayment option in respect of global notes representing book-entry notes. Accordingly, beneficial owners of global notes that desire to have all or any portion of book-entry notes represented by global notes repaid must direct the participant of the depositary through which they own their interest to direct the depositary to exercise the repayment option on their behalf by delivering the related global note and duly completed election form to the applicable Registrar as aforesaid. In order to ensure that the global note and election form are received by the applicable Registrar on a particular day, the beneficial owner must so direct the participant through which it owns its interest before that participant’s deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, beneficial owners should consult the participants through which they own their interest for the respective deadlines of those participants. All instructions given to participants from beneficial owners of global notes relating to the option to elect repayment will be irrevocable. In addition, at the time instructions are given by a beneficial owner, the beneficial owner must cause the participant through which it owns its interest to transfer that beneficial owner’s interest in the global note or securities representing the related book-entry notes, on the depositary’s records, to the applicable Registrar. See “— Form, Denomination and Registration”.

Repurchase

Canada may at any time purchase notes at any price in the open market or otherwise, provided Canada is not in default under such notes. Notes so purchased by Canada may, at its discretion, be held, resold or surrendered to the applicable Registrar for cancellation.

Definitive Certificates

Unless otherwise indicated in the applicable pricing supplement, no beneficial owner of notes will be entitled to receive physical delivery of notes in definitive form except in the limited circumstances described below.

If at any time DTC notifies Canada that it is unwilling or unable to continue as depositary in connection with the DTC global notes or ceases to be a recognized clearing agency registered under the U.S. Securities Exchange Act of 1934, as amended, or otherwise ceases to be eligible to act as a depositary, and a successor depositary is not appointed by Canada within 90 days after receiving notice or becoming aware such ineligibility, Canada will issue or cause to be issued fully registered notes in definitive form in exchange for all DTC global notes of the relevant series in an amount equal to a holder’s beneficial interest in the notes. Unless otherwise specified in the applicable pricing supplement, definitive U.S. dollar notes will be issued in minimum denominations of U.S. $5,000 and integral multiples of U.S. $5,000 and will be registered in the name of the person the depositary specifies in a written instruction to the U.S. Registrar.

If at any time Clearstream, Luxembourg or Euroclear is closed for business for a continuous period of 14 days (other than by reason of legal holidays) or announces an intention to permanently cease business, and a successor depositary or common safekeeper or successor clearing system, as the case may be, is not appointed by Canada within 90 days after receiving notice or becoming aware of such closure or announcement, Canada will issue or cause to be issued fully registered notes in definitive form in exchange for all international global notes of the relevant series in an amount equal to a holder’s beneficial interest in the notes. Unless otherwise specified in the applicable pricing supplement, definitive foreign currency notes will be issued in such minimum denominations and integral multiples thereof as shall be set forth in the applicable pricing supplement provided that such minimum denominations will always be in excess of €1,000 (or the equivalent in any other currency as at the date of issue of any series of foreign currency notes) and will be registered in the name of the person the depositary or the common safekeeper, as the case may be, specifies in a written instruction to the International Registrar.

If at any time a series of foreign currency notes are (i) represented by one or more DTC global notes and one or more international global notes and (ii) either one of the events described in the two immediately preceding paragraphs occurs, Canada will issue or cause to be issued fully registered notes in definitive form in exchange for all of the global notes of the relevant series in an amount equal to a holder’s beneficial interest in such notes.

Canada may also at any time and in its sole discretion determine not to have any of the notes held in the form of a global note and, in such event, will issue or cause to be issued fully registered notes in definitive form in exchange for such global note.

In the event definitive notes are issued in respect of any series of notes which are listed on the Euro MTF Market of the Luxembourg Stock Exchange, and for so long as such notes remain so listed, and the rules of the Luxembourg

Stock Exchange so require, Canada will appoint and maintain a transfer and paying agent in Luxembourg in respect of such series of notes and notice of such appointment will be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or on the Luxembourg Stock Exchange website at www.bourse.lu.

Fully registered notes in definitive form of any series of notes which are listed on the Euro MTF Market of the Luxembourg Stock Exchange may, for so long as such series of notes remain so listed and the rules of the Luxembourg Stock Exchange so require, be presented at the office of the Luxembourg transfer agent, for registration of transfer or exchange by the applicable Registrar in accordance with the Fiscal Agency Agreement. Payments of interest on fully registered notes in definitive form will be made by the applicable Registrar by cheque or wire transfer in accordance with the Fiscal Agency Agreement. Fully registered notes in definitive form may be surrendered at the office of any paying agent appointed by Canada for payment of principal at maturity or on the date fixed for redemption which, in the case of any series of notes which are listed on the Euro MTF Market of the Luxembourg Stock Exchange, and for so long as such notes remain so listed and the rules of the Luxembourg Stock Exchange so require, shall include the Luxembourg listing agent.

Events of Default

The following events or circumstances as modified by, and/or such other events as may be specified in, the applicable pricing supplement (each an “Event of Default”) shall be acceleration events in relation to the relevant notes: (a) Canada fails to pay any amount of principal or premium, if any, in respect of the relevant notes on the due date for payment for such notes; (b) Canada fails to pay any amount of interest in respect of the relevant notes on the due date for payment for such notes and such default shall have continued for a period of 30 days thereafter; or (c) Canada defaults in the performance or observance of any of its other obligations under or in respect of the relevant notes and such default remains unremedied for 30 days after written notice requiring such default to be remedied has been delivered to Canada at the specified office of the applicable Registrar by the holder of any such note.

If any Event of Default shall occur in relation to the notes of any series, any holder or holders of notes of such series holding in the aggregate not less than 25% of nominal principal amount of the notes of such series then outstanding may, by written notice to Canada, at the specified office of the applicable Registrar, declare that all notes of such series and all interest then accrued on such notes shall be due and payable, whereupon each such note of such series shall become immediately due and payable at its early termination amount (which shall be its outstanding principal amount or such other redemption amount as may be specified in, or determined in accordance with the provisions of, the applicable pricing supplement), together with all interest (if any) accrued thereon without presentment, demand, protest or other notice of any kind, all of which Canada will expressly waive, anything contained in the notes of such series to the contrary notwithstanding, unless, prior thereto, all Events of Default in respect of the notes of the relevant series shall have been cured.

If Canada receives notice in writing from holders of a series of notes of at least 50% in aggregate principal amount of the outstanding notes of such series to the effect that the Event of Default or Events of Default giving rise to the above-mentioned declaration is or are cured following any such declaration and that such holders of notes of such series wish the relevant declaration to be withdrawn, Canada shall give notice thereof to the holders of such series (with a copy to the applicable Registrar) whereupon the relevant declaration shall be withdrawn and shall have no further effect but without prejudice to any rights or obligations which may have arisen before Canada gave such notice (whether pursuant to the Fiscal Agency Agreement or otherwise). No such withdrawal shall affect any other or any subsequent Event of Default or any right of any holder in relation thereto.

Further Issues

Canada may from time to time, without notice to or the consent of the holders of the notes of any series, create and issue further notes ranking equally with any notes issued pursuant to this prospectus supplement and any related pricing supplement. Such further notes may have like tenor and terms in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes) as the notes of such series so that such further notes shall be consolidated and form a single series with the notes of such series and shall have the same terms as to status, redemption or otherwise as the notes of such series; provided that if any such further notes are not fungible with any existing notes for United States federal income tax purposes, such further notes will have a separate CUSIP number.

Modification

Any notes, and the Fiscal Agency Agreement insofar as it relates to such notes, may be amended or supplemented by Canada on the one hand, and the Registrars, on the other hand, without notice to or the consent of the registered holder of any note, for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provisions contained therein, or effecting the issue of further notes as described under “Further Issues” above, or in any other manner which Canada may deem necessary or desirable and which, in the reasonable opinion of Canada, on the one hand, and the Registrars, on the other hand, will not adversely affect the interests of the holders of such notes.

Canada may, and upon a request in writing from holders of notes holding not less than 10% of the aggregate principal amount of the notes then outstanding, or upon a request in writing from holders of notes of any series holding not less than 10% of the aggregate principal amount of the notes of such series then outstanding, shall convene or cause to be convened a meeting of the holders of the notes, or a meeting of holders of the notes of such series, as the case may be, for any lawful purpose including to modify or amend by Extraordinary Resolution (as defined below) the Fiscal Agency Agreement and the relevant notes (including the terms and conditions thereof). An Extraordinary Resolution in the form of a resolution duly passed at any such meeting shall be binding on all holders of relevant notes, whether present or not, and an Extraordinary Resolution in the form of an instrument signed by the holders of the notes, or the holders of notes of the same series, as the case may be, in accordance with the definition below shall be binding on all holders of the notes, or all holders of notes of such series, as the case may be; provided, however, that if the proposed modification or amendment to the Fiscal Agency Agreement or to the terms and conditions of the relevant notes would:

•	change the stated maturity of any such note or change any interest payment date;

•	reduce or cancel the principal amount of any such note;

•	change the rate of interest payable in respect of any such note;

•	change the currency or place of payment of any such note;

•	modify the provisions concerning the quorum required at any meeting of the holders of such notes or any adjournment thereof or concerning the percentage required to pass an Extraordinary Resolution;

•	impair the right to institute suit for the enforcement of any payment on or with respect to such note;

•	reduce the percentage of the principal amount of notes necessary to waive any future compliance or past default;

•	reduce the amount of principal payable upon acceleration of the maturity of such notes;

•	permit early redemption of such notes or, if early redemption is already permitted, set a redemption date earlier than the date previously specified or reduce the redemption price;

•	change the definition of “outstanding” with respect to such notes;

•	change Canada’s obligation to pay any Additional Amounts;

•	change the governing law provision of such notes;

•	in connection with an exchange offer for such notes, amend any event of default under such notes;

•	change the status of such notes, as described under “Description of the Notes — Status of the Notes”; or

•	amend any of the bulleted provisions above in any manner,

then the quorum for the passing of such Extraordinary Resolution shall be one or more registered holders of notes, or one or more registered holders of notes of such series, who hold or represent 75% in principal amount of the notes, or 75% in principal amount of the notes of such series, as the case may be, then outstanding (or at any adjourned meeting not less than 33 1/3%) and such Extraordinary Resolution shall require the affirmative vote of persons present and holding notes, or representing the registered holders, of not less than 75% in aggregate principal amount of the notes then outstanding or of the notes of such series then outstanding, as the case may be.

Except as described in the preceding paragraph, the term “Extraordinary Resolution” is defined in the Fiscal Agency Agreement as a resolution passed at a meeting of registered holders of notes, or a meeting of registered holders of notes of any series, as the case may be, by the affirmative vote of the registered holders of not less than 66 2/3% of the principal amount of the notes, or the principal amount of the notes of such series, as the case may be, represented at the meeting in person or by proxy and voted on the resolution or as an instrument in writing signed by the registered holders of not less than 66 2/3% in principal amount of the outstanding notes, or the principal amount of the outstanding notes of such series, as the case may be. Except as described in the preceding paragraph, the quorum at any such meeting for passing an Extraordinary Resolution will be one or more registered holders of notes, or notes of such series, as the case may be, present in person or by proxy who represent 50% in principal amount of the notes, or notes of such series, as the case may be, at the time outstanding, or at any adjourned meeting, one or more persons being or representing registered holders of notes, or notes of such series, as the case may be, whatever the principal amount of the notes so held or represented.

In the event that the applicable Registrar receives written notice from Canada that Canada intends to amend any of the notes in a manner that would require the consent or agreement of the registered holders of such notes by Extraordinary Resolution, such Registrar is authorized, without the need to convene a meeting of registered holders of the notes, or a meeting of registered holders of notes of any series, or to seek the prior instructions of such registered holders, to follow the directions of Canada to facilitate discussion of the circumstances giving rise to the proposed amendments, the terms of any proposed amendments and any other issues relevant to the proposed amendments; provided, however, that such Registrar is and shall remain the agent of Canada and as such shall have no authority on behalf of any holder of any note to agree to or to bind any such holder to any modification of the Fiscal Agency Agreement or any of the notes; it being expressly acknowledged that such Registrar has no fiduciary duty to the holders of the notes.

The authority given to the applicable Registrar to meet with Canada and other interested parties to facilitate discussions shall automatically terminate as of the first meeting of the registered holders of the notes, or the registered holders of the notes of any series, as the case may be, to occur following the date on which such Registrar received the written notice from Canada referred to above unless the registered holders of the relevant notes shall have passed a resolution at that meeting (or at any adjournment thereof) authorizing the applicable Registrar to continue to act in this capacity.

For purposes of determining whether the required percentage of registered holders of notes, or notes of any series, as the case may be, has approved any amendment, modification or change to, or waiver of, the notes, the notes of the relevant series or the Fiscal Agency Agreement, or whether the required percentage of registered holders has delivered a notice of acceleration of such notes, notes which are held, directly or indirectly, by Canada will be disregarded and deemed not to be outstanding.

So long as the notes of any series are listed on the Euro MTF Market of the Luxembourg Stock Exchange, notice of any meeting or Extraordinary Resolution affecting such notes will be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or on the Luxembourg Stock Exchange website at www.bourse.lu.

Governing Law

The notes and the Fiscal Agency Agreement will be governed by, and interpreted in accordance with, the laws of the Province of Ontario, Canada and the laws of Canada applicable therein.

Notices

All notices to the holders of the notes will be mailed or delivered to such holders at their addresses indicated in records maintained by the applicable Registrar and, as long as any series of notes is listed on the Luxembourg Stock Exchange, and the rules of the Luxembourg Stock Exchange so require, notices relating to any such series will be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or on the Luxembourg Stock Exchange website (www.bourse.lu). Any such notice shall be deemed to have been given on the date of such delivery or publication, as the case may be, or in the case of mailing, on the fourth day after such mailing.

Prescription

Canada’s obligation to pay the principal, interest or premium on the notes will cease if the notes are not presented for payment within a period of two years and a claim for interest is not made within two years from the date on which such principal, interest or premium, as the case may be, becomes due and payable.

FOREIGN CURRENCY RISKS

This prospectus supplement and any applicable pricing supplement do not describe all of the possible risks of an investment in notes whose payment will be made in, or affected by the value of, a foreign currency or a composite currency. You should not invest in foreign currency notes if you are not knowledgeable about foreign currency and indexed transactions. You should consult your own financial and legal advisors about such risks as such risks may change from time to time.

Canada is providing the following information for the benefit of U.S. residents. If you are not a U.S. resident, you should consult your own financial and legal advisors before investing in any notes.

Exchange Rates and Exchange Controls

A series of notes denominated in, or affected by the value of, a currency or currency unit other than U.S. dollars has additional risks that do not exist for notes denominated in U.S. dollars. The most important risks are (a) possible changes in exchange rates between the U.S. dollar and the specified currency after the issuance of the notes resulting from market changes in rates or from the official redenomination or revaluation of the specified currency and (b) imposition or modification of foreign exchange controls by either the U.S. government or foreign governments. Such risks generally depend on economic events, political events and the supply of, and demand for, the relevant currencies, over which Canada has no control.

Exchange rates have fluctuated greatly in recent years and are likely to continue to fluctuate in the future. These fluctuations are caused by economic forces as well as political factors. However, you cannot predict future fluctuations based on past exchange rates. If the foreign currency decreases in value relative to the U.S. dollar, the yield on a note denominated in a currency or currency unit other than U.S. dollars for a U.S. investor will be less than the coupon rate and you may lose money at maturity if you sell such note. In addition, you may lose all or most of your investment in a currency-linked indexed debt-security as a result of changes in exchange rates.

Governments often impose exchange controls which can affect exchange rates or the availability of the foreign currency to make payments of principal, premium, if any, and interest on the notes. Canada cannot assure you that exchange controls will not restrict or prohibit payments of principal, premium, if any, or interest denominated in any specified currency.

Even if there are no actual exchange controls, it is possible that the specified currency would not be available to Canada when payments on the notes are due because of circumstances beyond its control. If the specified foreign currency is not available, Canada will make the required payments in U.S. dollars on the basis of the market exchange rate on the date of such payment, or if such rate of exchange is not then available, on the basis of the market exchange rate as of a recent date. You should consult your own financial and legal advisors as to the risk of an investment in notes denominated in a currency other than your home currency.

Risks of Eurosystem-Eligible Notes

The NSS has been introduced to allow for the possibility of notes being issued and held in a manner which will permit them to be recognized as eligible collateral for Eurosystem monetary policy and intra-day credit operations by the Eurosystem either upon issue or at any or all times during their life. However, in any particular case, such recognition will depend upon satisfaction of the Eurosystem eligibility criteria at the relevant time. Investors should make their own assessment as to whether the notes meet such Eurosystem eligibility criteria.

CLEARING AND SETTLEMENT

Links have been established among DTC, Clearstream, Luxembourg and Euroclear to facilitate the initial issuance of the notes and cross-market transfers of the notes associated with secondary market trading. DTC will be indirectly linked to Clearstream, Luxembourg and Euroclear through the DTC accounts of their respective U.S. Depositaries.

The Clearing Systems

The clearing systems have advised Canada as follows:

DTC.    DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the U.S. Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the U.S. Securities Exchange Act

of 1934, as amended. DTC was created to hold securities for DTC participants (“DTC Participants”) and to facilitate the clearance and settlement of transactions between DTC Participants through electronic book-entry changes in accounts of DTC Participants, thereby eliminating the need for physical movement of certificates. DTC Participants include the distributor and certain of the securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly (“Indirect DTC Participants”).

Transfers of ownership or other interests in notes in DTC may be made only through DTC Participants. Indirect DTC Participants are required to effect transfers through a DTC Participant. In addition, beneficial owners of notes in DTC will receive all distributions of principal of and interest on the notes through such DTC Participants to the extent received by DTC. Distributions in the United States will be subject to tax reporting in accordance with relevant United States tax laws and regulations. See “Tax Matters — Certain U.S. Federal Tax Considerations”.

Because DTC can only act on behalf of DTC Participants, who in turn act on behalf of Indirect DTC Participants, and because beneficial owners holding through DTC will hold interests in the notes through DTC Participants or Indirect DTC Participants, the ability of such beneficial owners to pledge notes to persons or entities that do not participate in DTC, or otherwise take actions with respect to such notes, may be limited.

Clearstream, Luxembourg.    Clearstream, Luxembourg is incorporated under the laws of Luxembourg as a registered bank. Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream, Luxembourg Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg Participants through electronic book-entry changes in accounts of Clearstream, Luxembourg Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream, Luxembourg Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a registered bank in Luxembourg, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream, Luxembourg Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the distributor. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg Participant either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositaries for Clearstream, Luxembourg. Clearstream, Luxembourg has established an electronic bridge with Euroclear in Brussels to facilitate settlement of trades between Clearstream, Luxembourg and Euroclear.

Euroclear.    Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the distributor. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking and Finance Commission. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within

Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Global Clearance and Settlement Procedures

You will be required to make your initial payment for the notes in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules. Secondary market trading between Clearstream, Luxembourg Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedure applicable to conventional Eurobonds in immediately available funds.

Transfers Between DTC and Clearstream, Luxembourg or Euroclear.    Cross-market transfers between persons holding directly or indirectly through DTC Participants, on the one hand, and directly or indirectly through Clearstream, Luxembourg Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by a U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to DTC directly or through its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream, Luxembourg Participants and Euroclear Participants may not deliver instructions directly to DTC or the respective U.S. depositary of Clearstream, Luxembourg or Euroclear.

Because of time-zone differences, credits of notes received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Clearstream, Luxembourg Participant or Euroclear Participant on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of notes by or through a Clearstream, Luxembourg Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of interests in securities among participants of DTC, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

TAX MATTERS

The following discussion is a summary of certain tax consequences of the acquisition, ownership and disposition of the notes under the law and practice in Canada and the United States. The discussion reflects laws, regulations, rulings and decisions currently in effect, which may be subject to retroactive changes. The discussion is only a summary for general information purposes. It is not intended as tax advice and it does not purport to describe all of the tax considerations that may be relevant to a prospective purchaser. Prospective purchasers are urged to consult their own tax advisors as to the overall tax consequences of purchasing, holding, and/or selling the notes.

Canadian Federal Income Tax Consequences

Please refer to the statements under ‘Description of Debt Securities – Tax Matters – Investors Not Resident in Canada” in the accompanying prospectus for a summary of the principal Canadian federal income tax consequences generally applicable to a holder of the notes who, for the purposes of the Income Tax Act (Canada), is a non-resident investor (as defined in the accompanying prospectus).

Certain U.S. Federal Tax Considerations

The following discussion addresses certain U.S. federal income tax considerations of the purchase, ownership and disposition of the notes and is based upon the advice of Milbank LLP. It deals only with notes held as capital assets, and does not discuss all of the tax consequences that may be relevant to a particular holder in light of the holder’s circumstances or to holders subject to special rules, such as financial institutions, dealers in securities or currencies, traders in securities who elect to mark the securities to market, insurance companies, controlled foreign corporations, persons holding notes as part of a hedge, straddle, integrated or conversion transaction, persons subject to special tax accounting rules under Section 451(b) of the Internal Revenue Code, as amended, or U.S. holders (as defined below) whose functional currency is not the U.S. dollar. The applicable pricing supplement may further address any U.S. federal income tax considerations not addressed in this discussion. Prospective purchasers are urged to obtain advice concerning the possibility that such notes may constitute a financial instrument other than indebtedness. This summary does not address any U.S. federal tax consequences (such as estate and gift tax or the Medicare tax on net investment income) other than U.S. federal income tax consequences.

Uncertainty Regarding the Characterization of Certain Notes

The U.S. federal income tax characterization of the notes may differ depending on their terms, and the proper characterization of certain notes as debt or equity may be unclear. For example, a note may not be characterized as debt if the repayment of the principal amount of the note is not guaranteed. For this reason, each U.S. holder is urged to consult its own tax advisor about the consequences of acquiring, holding or disposing of a note and should also consult the relevant pricing supplement which may contain additional or modified disclosure concerning the U.S. federal income tax consequences relevant to a particular note. The discussion below only addresses notes that are properly treated as debt for U.S. federal income tax purposes.

United States Holders

As used herein, the term “U.S. holder” means the beneficial owner of a note that for U.S. federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation (including a publicly traded partnership or other person that is treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or of any State, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more United States persons have authority to control all of the trust’s substantial decisions (or for certain trusts formed prior to August 20, 1996, if such trust has a valid election in effect under U.S. law to be treated as a U.S. person). If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note, the treatment of a partner in a partnership will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership, you should consult your own tax advisors about the consequences of an investment in a note.

Interest.    Interest on a note (other than interest on a note issued with original issue discount that is not a “qualified stated interest” payment (as defined below) and interest on notes subject to the rules applicable to contingent payment debt instruments (as described below)), whether payable in U.S. dollars or in a single foreign currency will be includible by a U.S. holder as ordinary income at the time it is received or accrued, depending on the U.S. holder’s method of accounting for tax purposes. Interest on a note will be income from sources outside the United States, and it will generally be treated as “passive category income” for the purposes of calculating the foreign tax credit allowable under U.S. federal income tax law. The rules regarding the availability of foreign tax credits are complex and your ability to credit foreign taxes may be subject to various limitations. You should discuss the foreign tax credit rules with your own tax advisor.

Original Issue Discount.    A note will be treated as being issued with original issue discount to the extent that the note’s “stated redemption price at maturity” exceeds its “issue price” by more than a “de minimis” amount. Generally, the amount of original issue discount on a note will be de minimis if it is less than 1/4 of 1% of the note’s stated redemption price at maturity multiplied by the number of complete years to maturity, or in the case of a note that calls for payment of principal prior to maturity, the weighted average maturity computed using the number of completed years from issuance to each partial principal payment (“de minimis original issue discount”).

The issue price of a note is the initial offering price at which a substantial amount of the notes is sold to the public for money (excluding sales to bond houses, brokers or similar persons). The stated redemption price at maturity of a note is the total of all payments due on the note other than payments of “qualified stated interest”. Qualified stated interest generally is interest that is payable unconditionally in cash or in property (other than debt of Canada) at least annually at a single rate that appropriately takes into account the length of the interval between payments. See “Floating Rate Notes” below with regard to qualified stated interest in the case of floating rate notes.

A U.S. holder of a note issued with original issue discount and a maturity of more than one year must include original issue discount in income over the term of the note. A U.S. holder generally must include in gross income the sum of the daily portions of original issue discount that accrue on the note for each day during the term of the note on which such U.S. holder held the note. Accordingly, a U.S. holder of a note with original issue discount will include in income amounts attributable to original issue discount before receiving cash attributable to that income.

To determine the daily portion of original issue discount, original issue discount accruing during an accrual period (generally the period between dates on which interest is paid) is divided by the number of days in the period. The amount of original issue discount accruing during an accrual period is determined by using a constant yield to maturity method. The accrued amount for any period is the excess of (a) the product of the note’s adjusted issue price at the beginning of the accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted for the length of the accrual period) over (b) the amount of any qualified stated interest payments allocable to the accrual period. A note’s adjusted issue price at the beginning of any accrual period generally equals the issue price of the note increased by the aggregate amount of original issue discount accrued on the note in all prior accrual periods and reduced by the amount of payments in prior accrual periods other than payments of qualified stated interest.

A U.S. holder of a note issued with original issue discount that purchases the note for more than the note’s adjusted issue price but less than the note’s stated redemption price at maturity may reduce the daily portions of original issue discount includible in gross income proportionately for the acquisition premium paid for the note.

Additional rules apply to foreign currency notes as discussed below.

Debt Instruments with Contingent Payments.    Original issue discount on a note that provides for one or more contingent interest or principal payments is generally includible in income based on an accrual schedule calculated by Canada on the issue date that estimates, based on available market information, the contingent payments reasonably expected to be made over the term of the note. To determine the accrual schedule, Canada must determine the yield (the “comparable yield”) at which it would issue a fixed rate debt instrument with similar terms and conditions. Canada must then determine the projected payment schedule for the notes including any noncontingent payments and an amount for each contingent payment based on market information or the expected value of the payment as of the issue date. If the projected payment schedule does not produce the comparable yield, it must be adjusted to produce the comparable yield with adjustments made first to amounts in respect of contingent payments not based on market information. The accrual schedule generally remains fixed throughout the term of the notes and is binding on all holders. Special rules apply when actual interest or principal payments differ from projected payments and upon sale, exchange or redemption of such instruments. U.S. holders are urged to consult their tax advisers regarding the tax treatment of contingent payments.

Floating Rate Notes.    Special rules apply to a U.S. holder of a floating rate note. A note will be considered to be a floating rate note if:

(a)

it provides for stated interest, paid or compounded at least annually, at current values of (i) one or more “qualified floating rates”, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single “objective rate” or (iv) a single fixed rate and a single objective rate that is a “qualified inverse floating rate”;

(b)

its issue price does not exceed its total noncontingent principal payments by a specified amount (the lesser of .015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity or 15% of the total noncontingent principal payments); and

(c)	it does not provide for any contingent principal payments.

Definition of Qualified Floating Rate. A qualified floating rate is any floating rate that reasonably can be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the note is denominated. Certain multiples of a qualified floating rate are treated as a qualified floating rate. A rate is a qualified floating rate if it equals (a) the product of a qualified floating rate and a fixed multiple greater than 0.65 but not more than 1.35 or (b) the product of a qualified floating rate and a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate. Two or more qualified floating rates that reasonably can be expected to have approximately the same values throughout the term of the note will constitute a single qualified floating rate. Similarly, a fixed rate for an initial period of less than one year followed by a qualified floating rate together constitute a single qualified floating rate if the value of the qualified floating rate on the issue date is intended to approximate the fixed rate. The qualified floating rate will be conclusively presumed to approximate the fixed rate or the predecessor floating rate if the value of the qualified floating rate on the issue date does not differ from the value of the fixed rate or predecessor floating rate by more than 25 basis points.

An otherwise qualified floating rate that has restrictions will not be a qualified floating rate unless the restrictions fall into one of the following categories:

(a)	a cap, a floor or a periodic adjustment restriction (a “governor”) that is fixed throughout the term of the note,

(b)	a cap or similar restriction that is not reasonably expected as of the issue date to cause the yield to be significantly less than the expected yield on the note determined without the cap,

(c)	a floor or similar restriction that is not reasonably expected as of the issue date to cause the yield to be significantly more than the expected yield on the note determined without the floor, or

(d)

a governor or similar restriction that is not reasonably expected as of the issue date to cause the yield to be significantly more than or less than the expected yield on the note determined without the governor.

Notes with floating rate interest payments subject to caps, floors, or governors that do not meet the above requirements could be treated as debt instruments providing for contingent payments. (See “Debt Instruments with Contingent Payments” above.)

Definition of Objective Rate. An objective rate is (a) any rate (other than a qualified floating rate) that is determined using a single fixed formula and that is based on objective financial or economic information or (b) other rates designated from time to time by the Internal Revenue Service. A rate based on information under the control of the issuer (or certain related parties) or unique to the circumstances of the issuer (or certain related parties), such as the dividends, profits or value of the issuer’s stock, is not based on objective information. In addition, a fixed rate for an initial period of less than one year followed by an objective rate together constitute a single objective rate if the value of the objective rate on the issue date is intended to approximate the fixed rate. The objective rate will be conclusively presumed to approximate the fixed rate if the value of the objective rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points. A rate will not be considered an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of the note’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of the note’s term.

Definition of Qualified Inverse Floating Rate. A qualified inverse floating rate is an objective rate that (a) is equal to a fixed rate minus a qualified floating rate and (b) reasonably can be expected to inversely reflect contemporaneous variations in the qualified floating rate (disregarding the permissible restrictions discussed above under “Definition of Qualified Floating Rate”).

Accrual of Original Issue Discount on Floating Rate Notes. The original issue discount to be included in income for any accrual period on a floating rate note is generally computed by converting a floating rate note into a fixed rate debt instrument in the manner described below and then applying the general original issue discount rules discussed above to that hypothetical fixed rate debt instrument. If a floating rate note provides for stated interest that is unconditionally payable at least annually at a single qualified floating rate or a single objective rate (including (i) a floating rate note that has a fixed rate for an initial period of not more than one year followed by a qualified floating rate or an objective rate if such qualified floating rate or objective rate are intended, at the time of issuance, to approximate the fixed rate and (ii) a floating rate note that provides for two or more qualified floating rates, if such notes are considered to have been issued with a single qualified floating rate or objective rate as described in the preceding paragraphs above), all stated interest with respect to the floating rate note will be qualified stated interest and the note will not be treated as being issued with original issue discount unless its principal amount exceeds its issue price by more than a de minimis amount, as described under “Original Issue Discount” above. In the case of a qualified floating rate or qualified inverse floating rate, the amount of any original issue discount will be determined under the original issue discount rules applicable to fixed rate debt instruments by assuming that the floating rate is a fixed rate equal to the value as of the issue date of the qualified floating rate or qualified inverse floating rate. In the case of an objective rate (other than a qualified inverse floating rate), the amount of any original issue discount will be determined under the original issue discount rules applicable to fixed rate debt instruments by assuming that the floating rate is a fixed rate equal to a fixed rate that reflects the yield that reasonably is expected for the floating rate note. The qualified stated interest allocable to the accrual period is adjusted to reflect the interest actually paid during the period.

If a floating rate note provides for stated interest other than at a single qualified floating rate or a single objective rate, special rules apply to determine the amounts of interest and original issue discount accruals. Under those rules, the floating rate note will be converted into a hypothetical fixed rate debt instrument that has terms identical to those of the floating rate note, except that the hypothetical fixed rate debt instrument has fixed rates substituted for the qualified floating rates or objective rate provided under the floating rate note. The fixed rate substitute (a) for each qualified floating rate is the value of each such rate as of the issue date (with appropriate adjustment for any differences in intervals between interest adjustment dates), (b) for a qualified inverse floating rate is the value of the qualified inverse floating rate as of the issue date, and (c) for an objective rate (other than a qualified inverse floating rate) is a fixed rate that reflects the yield reasonably expected on the floating rate note. In the case of a floating rate note that provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate and in addition at a single fixed rate, the fixed rate is initially converted into a qualified floating rate or a qualified inverse floating rate, as the case may be. The qualified floating rate or qualified inverse floating rate, as the case may be, that replaces the initial fixed rate must be such that the fair market value of the floating rate note as of its issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for the replaced qualified floating rate or qualified inverse floating rate, rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the floating rate note is then converted into an equivalent fixed rate debt instrument in the manner described above. The amounts of qualified stated interest and any original issue discount are then determined for the hypothetical fixed rate debt instrument under the rules applicable to fixed rate debt instruments discussed above under “Original Issue Discount”. Qualified stated interest or original issue discount allocable to an accrual period is increased (or decreased) if the interest actually accrued or paid during an accrual period exceeds (or is less than) the interest assumed to be accrued or paid during the accrual period under the hypothetical fixed rate debt instrument. This increase or decrease is an adjustment to qualified stated interest for the accrual period if the hypothetical fixed rate debt instrument provides for qualified stated interest and the increase or decrease is reflected in the amount actually paid during the accrual period. Otherwise, this increase or decrease is an adjustment to original issue discount for the accrual period.

Optional Redemption and Mandatory Redemption.    If Canada has the right to redeem a note (a “call option”) or the obligation to redeem a note in certain circumstances, or if a holder has the right to cause a repayment (a “put option”), the manner in which the rules described above relating to the computation of original issue discount would be applied will depend in part upon whether and when Canada is presumed to redeem the notes. If Canada has an unconditional call option or options, it would generally be deemed (for the purpose of determining the amount and timing of interest income and original issue discount on a note) to exercise or not to exercise the option or options in a manner that minimizes the yield on a note. If a holder has an unconditional put option, it would generally be deemed (for the purpose of determining the amount and timing of interest income and original issue discount on a note) to exercise or not to exercise the option in a manner that maximizes the yield on a note. If an option that is assumed to be exercised is not in fact exercised, the note would be treated, solely for purposes of applying the original issue discount rules, as if it were redeemed and a new note were issued, on the presumed exercise date for an amount equal to the note’s adjusted issue price on that date. In the absence of an unconditional option and if a payment schedule is significantly more likely than not to occur as of the issue date, the yield and maturity of a note are computed based on that payment schedule.

Anti-Abuse Rule.    The Internal Revenue Service can apply or depart from the regulations as necessary or appropriate to achieve a reasonable result where a principal purpose of the issuer or the taxpayer in structuring a note or applying the regulations is to achieve a result that is unreasonable in light of the purposes of the applicable statutes (which generally are intended to achieve the clear reflection of income for both borrowers and lenders).

Short-Term Notes.    A U.S. holder of a note that matures (after taking into account the last possible date that the note could be outstanding under its terms) no more than one year from the issue (“a short-term note”) is subject to special rules. U.S. holders that do not use the accrual method of accounting for tax purposes generally will not be required to recognize interest or original issue discount income on short-term notes until they receive payments on such notes, unless they elect to do so. U.S. holders who make such election, U.S. holders on the accrual method, and certain others, however, generally must accrue original issue discount on short-term notes on a straight-line basis unless they elect to accrue the discount on a constant yield basis with daily compounding. For this purpose, original issue discount on a short-term note is the amount by which the total principal and interest payments on such note exceed its issue price. U.S. holders may elect to include discount on short-term notes into income based on acquisition discount rather than original issue discount. Acquisition discount is the excess of a short-term note’s stated redemption price at maturity over the U.S. holder’s basis in the note.

A U.S. holder that has not accrued original issue discount or acquisition discount also must defer deductions for net interest expense on any borrowing attributable to the short-term note to the extent that the expense does not exceed accrued but unrecognized interest and original issue discount (or acquisition discount) on the note. Gain recognized on the sale or exchange of a short-term note by a U.S. holder that has not accrued original issue discount or acquisition discount on the short-term note will be ordinary income to the extent attributable to accrued interest and original issue discount (or acquisition discount). In the case of a short-term note payable in a foreign currency, a U.S. holder that has not accrued original issue discount or acquisition discount should include the U.S. dollar value of the original issue discount or acquisition discount in income on the date payment is received or the note is sold, and a U.S. holder that currently accrues original issue discount or acquisition discount should be taxed on it (and related foreign currency gain or loss) under rules similar to those applicable to a note with original issue discount that is payable in a foreign currency.

Market Discount.    A U.S. holder that purchases a note other than a short-term note at a market discount generally will be required to treat payments other than qualified stated interest payments and any gain on the sale or retirement of the note as ordinary income to the extent of the accrued market discount not previously included in income. See “Sale or Exchange of notes” below. Market discount is the amount by which the stated redemption price at maturity (or, in the case of a note with original issue discount, the revised issue price) exceeds the purchaser’s basis in the note immediately after acquisition. A note is not treated as purchased at a market discount, however, if the discount is less than 1/4 of 1% of the stated redemption price at maturity (or the revised issue price) multiplied by the number of complete years remaining to maturity (“de minimis market discount”). Although no regulations have been issued on this point, it is generally believed that for purposes of computing whether there is de minimis market discount on a note that calls for partial principal payments prior to maturity, the same methodology employed for determining whether there is de minimis original issue discount would be used. The revised issue price of a note is its initial issue price increased by the amount of original issue discount includible in the gross income of previous holders. Market discount on a note will accrue, at the election of the U.S. holder, either ratably or at a constant yield to maturity. The U.S. holder may elect to take market discount into income as it accrues. This election to include market discount in income currently, once made, applies to all market discount obligations acquired in or after the first taxable year to which the election applies. It may not be revoked without the consent of the Internal Revenue Service. Rules similar to those applicable to short-term notes payable in a foreign currency apply with respect to a note with market discount payable in a foreign currency. A U.S. holder may be required to defer deductions for all or a portion of the interest expense attributable to debt incurred or continued to purchase a note with market discount.

Amortizable Bond Premium.    A U.S. holder that purchases a note for more than its stated redemption price at maturity may elect to amortize the bond premium. If a U.S. holder makes such an election, the amount of interest on the note otherwise required to be included in the U.S. holder’s income will be reduced each year by the amount of amortizable bond premium allocable to such year on a constant yield to maturity basis (except to the extent regulations may provide otherwise). If a note is redeemable prior to maturity, the amount of amortizable bond premium will be determined with reference to the amount payable on the earlier redemption date if such determination results in a smaller premium attributable to the period ending on the earlier redemption date. Amortized bond premium will reduce the U.S. holder’s tax basis in the note by the amount of the premium amortized in any year. An election to amortize bond premium will thereafter apply to bond premium on certain other debt instruments that the U.S. holder then owned or thereafter acquired at a premium, and the election may have different tax consequences depending on when the debt instruments were issued or acquired. Special rules apply to (a) certain notes payable in or by reference to a foreign currency and (b) certain notes with contingent interest payments. A U.S. holder should consult its tax adviser before making an election to amortize bond premium.

Interest Election.    U.S. holders generally may elect to include all accrued interest on a note in gross income using the constant yield to maturity method regardless of their method of accounting. The election applies to stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium. If a U.S. holder makes such an election and (a) the note has amortizable bond premium, the U.S. holder is deemed to have made an election to amortize bond premium or (b) the note has market discount, the U.S. holder is deemed to have made an election to include market discount in income currently. See “Amortizable Bond Premium” and “Market Discount” above. A U.S. holder should consult its tax adviser before making this election.

Sale or Exchange of Notes.    A U.S. holder generally will recognize capital gain or loss upon a sale, exchange or complete retirement of a note equal to the difference between the amount realized and the U.S. holder’s adjusted basis in the note, except (a) to the extent that gain or loss is attributable to accrued but unpaid interest which will be taxed as provided under “Interest” above or to changes in the exchange rates in the case of a foreign currency note, (b) under the circumstances described above under “Short-Term Notes” or “Market Discount” or (c) with respect to certain notes with contingent payments. The gain or loss will be long-term if the note has been held for more than one year. The adjusted basis of a note generally will equal its initial U.S. dollar value cost (which, in the case of a note purchased with foreign currency, will be the U.S. dollar value of the purchase price on the date of the purchase) increased by any original issue discount, market discount or acquisition discount previously included in the U.S. holder’s gross income and reduced (i) by the payments previously received on the note, other than payments of qualified stated interest and (ii) by any amortized premium (in the case of a foreign currency note, any such adjustment will be the U.S. dollar value of the foreign currency amount of such adjustment on the date of the adjustment). Special rules apply to the determination of a U.S. holder’s adjusted basis in a note that is subject to the rules applicable to contingent payment debt instruments. The amount realized on the sale or retirement of a note for an amount of foreign currency will be the U.S. dollar value of such amount on the date of sale or retirement. To the extent that such U.S. dollar value differs from the U.S. dollar value of the foreign currency amount at the spot rate on the day when the U.S. holder acquired the note, the U.S. holder’s gain or loss will be ordinary in character. Gain on sale or retirement of a note generally will be from sources within the United States.

The tax consequences of a partial redemption of a note will depend upon the price at which the U.S. holder purchased the note. A U.S. holder that purchased a note at a de minimis market discount or purchased a note for more than its revised issue price, but less than its principal amount, will recognize capital gain equal to the difference between the principal prepayment and the U.S. holder’s adjusted basis in the prepaid portion of the note. If a U.S. holder purchased a note at a market discount, the principal prepayment will be included in ordinary income to the extent of the accrued market discount on the note. However, it is possible in the case of a pro rata prepayment that the amount to be treated as ordinary income would not exceed accrued market discount attributable to the prepaid portion of the note, in which case amounts attributable to unaccrued market discount allocable to the prepaid portion of the note would be recognized as capital gain. If a U.S. holder purchased a note for more than its stated principal amount and has not elected to amortize bond premium, the U.S. holder will recognize a capital loss equal to any amount by which the U.S. holder’s adjusted basis in the prepaid portion of the note exceeds the amount of the principal prepayment. If the U.S. holder has elected to amortize bond premium, all or part of such excess might be deductible as amortizable bond premium rather than as capital loss.

Foreign Currency Notes.    This section describes certain rules applicable to a U.S. holder of notes that are denominated in a specified currency other than the U.S. dollar or the payments of principal, interest and premium, if any, which are payable in (or determined by reference to) a specified currency other than the U.S. dollar, which we refer to as “foreign currency notes”. The U.S. federal income tax consequences to a U.S. holder in connection with the ownership and disposition of currency-linked notes and nonfunctional currency contingent payment debt instruments are not discussed herein and will be discussed in the applicable pricing supplement.

The amount of qualified stated interest income on a foreign currency note will be the U.S. dollar value of the interest based on the exchange rate in effect on the date of receipt or, in the case of an accrual basis U.S. holder, based on the average exchange rate in effect during the interest accrual period (or, with respect to an accrual period that spans two taxable years, the partial period within the taxable year), in either case regardless of whether the payment is in fact converted into U.S. dollars. Original issue discount for any accrual period on a foreign currency note will be determined in units of the foreign currency and then translated into U.S. dollars based on the average exchange rate in effect during the accrual period (or, with respect to an accrual period that spans two taxable years, the partial period within the taxable year). Upon receipt of an interest payment (including a payment attributable to accrued but unpaid interest upon the sale or retirement of a note) in a foreign currency, an accrual basis U.S. holder will recognize ordinary income or loss measured by the difference between the U.S. dollar value of the payment received calculated in accordance with the exchange rate in effect on the date of receipt (or on the date of disposition of the note, as the case may be) and the U.S. dollar value of the payment calculated in accordance with the exchange rate used to determine the amounts previously included in income. Similarly, upon receipt of a payment attributable to original issue discount, a U.S. holder will recognize ordinary income or loss measured by the difference between the U.S. dollar value of the payment received calculated in accordance with the exchange rate in effect on the date of receipt and the U.S. dollar value of the payment calculated in accordance with the exchange rate used to determine the amounts previously included in income. Such income or loss recognized by a U.S. holder generally will be U.S. source. For an alternative method of determining the U.S. dollar value of any accrued interest income and foreign currency received, see the discussion below under the heading “Spot Rate Convention Election”.

Foreign currency received as interest on a note or on the sale or retirement of a note will have a tax basis equal to its U.S. dollar value at the time such interest is received or at the time of such sale or retirement. Foreign currency that is purchased will generally have a tax basis equal to its U.S. dollar cost at the time of acquisition. Any gain or loss recognized on a sale or other disposition of foreign currency (including its use to purchase notes or its exchange for U.S. dollars) will be ordinary income or loss.

Spot Rate Convention Election. A U.S. holder may elect to translate original issue discount (and, in the case of an accrual basis U.S. holder, accrued interest) into U.S. dollars at the exchange rate in effect on the last day of an accrual period for the original issue discount or accrued interest or, in the case of an accrual period that spans two taxable years, at the exchange rate in effect on the last day of the first taxable year for the original issue discount or interest accrued through that date. Additionally, if a payment of original issue discount or accrued interest is actually received within five business days of the last day of the accrual period (or taxable year, in the case of a partial accrual period) an electing U.S. holder may instead translate such original issue discount or accrued interest into U.S. dollars at the exchange rate in effect on the day of actual receipt. Any such election will apply to all debt instruments held by the U.S. holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. holder, and is irrevocable without the consent of the Internal Revenue Service.

Non-U.S. Holders

Subject to the discussion of backup withholding below, interest (including original issue discount) on a note paid to a person that is not a U.S. holder (a “non-U.S. holder”) will not be subject to U.S. federal income tax, including withholding tax, unless (i) such income is effectively connected with a trade or business conducted by the non-U.S. holder in the United States, or (ii) in the case of capital gains of an individual, if the non-U.S. holder is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Information Reporting and Backup Withholding

Backup withholding of U.S. federal income tax and certain information reporting requirements may apply to certain payments made on notes and to the proceeds from the disposition of a note if the holder is not a corporation, a financial institution or otherwise entitled to an exemption. U.S. holders that provide a correct taxpayer identification number and other holders that properly certify that they are not U.S. holders generally are exempt from backup withholding.

Non-U.S. holders should consult their own tax advisers about the specific application of and the availability of exemption from the backup withholding and information reporting rules. Any amounts withheld under the backup withholding rules can be claimed as a refund or taken as a credit against the holder’s United States federal income tax liability on a properly filed annual income tax return.

Certain U.S. holders are generally required to report information with respect to their investment in a note not held through a custodial account with a U.S. financial institution to the IRS. Investors who fail to report required information could become subject to substantial penalties. Prospective investors should consult their tax advisors regarding the possible implications of this requirement on their investment in the note.

SUPPLEMENTAL PLAN OF DISTRIBUTION OF THE NOTES

Under the terms of a Distribution Agreement, dated November 28, 2012, as amended (the “Distribution Agreement”), the notes are offered on a continuing basis by Canada through Scotia Capital (USA) Inc. (together with any other persons Canada may appoint to act as a distributor pursuant to the terms of the Distribution Agreement, the “distributor”), which has agreed to solicit purchases of the notes. Unless otherwise disclosed in the applicable pricing supplement, Canada will pay a commission, or grant a discount, to the distributor. Canada will have the sole right to accept offers to purchase notes and may reject any such offer, in whole or in part. The distributor shall have the right, in its discretion reasonably exercised, without notice to Canada, to reject any offer to purchase notes received by it, in whole or in part.

Canada also may sell notes to the distributor, acting as principal, at a discount to be agreed upon at the time of sale. Such notes may be resold at market prices prevailing at the time of resale, at prices related to such prevailing market prices, at a fixed offering price or at negotiated prices, as determined by the distributor. Canada also may sell notes to the distributor or to a group of underwriters for whom the distributor acts as representative, at a discount or premium to be agreed at the time of sale for resale to one or more investors or purchasers at a fixed offering price or at varying prices prevailing at the time of resale, at prices related to such prevailing market prices at the time of such resale or at negotiated prices. Notes purchased by the distributor or by a group of underwriters may be resold to certain securities dealers for resale to investors or to certain other dealers. Dealers may receive compensation in the form of discounts, concessions or commissions from the distributor and/or commissions from the purchasers for whom they may act as distributor. Unless otherwise specified in the applicable pricing supplement, any concessions allowed by the distributor to any such dealer shall not be in excess of the commission or discount received by the distributor from Canada. After the initial public offering of notes to be resold to investors and other purchasers on a fixed public offering price basis, the public offering price, concession and discount may be changed.

Canada has reserved the right to sell notes directly on its own behalf and to solicit or accept offers to purchase notes through additional persons who may act as a distributor pursuant to the terms of the Distribution Agreement. Such additional persons who may so act as a distributor will be named in the applicable pricing supplement. The terms and conditions applicable to such rates may differ from the terms set forth herein. No commission will be payable on any notes sold directly by Canada.

Unless otherwise indicated in the applicable pricing supplement or otherwise negotiated, Canada will pay the distributor a commission of from 0.075% to 0.200% of the principal amount of each note, depending on its stated maturity, sold through the distributor. Commissions for notes with a stated maturity of more than ten years will be negotiated between Canada and the distributor at the time of sale.

The notes may be offered for sale in the United States, Canada and those jurisdictions in Europe and Asia where it is legal to make such offers.

Purchasers may be required to pay stamp duties or taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth above.

Canada expects to incur expenses of U.S. $700,000 in connection with this program.

The distributor and any dealers to whom the distributor may sell notes may be deemed to be “underwriters” within the meaning of the U.S. Securities Act of 1933, as amended. Canada has agreed to indemnify the distributor against certain liabilities, including civil liabilities under the U.S. Securities Act of 1933, as amended, or contribute to payments which the distributor may be required to make in respect thereof. Canada may agree to reimburse the distributor for certain expenses.

Unless otherwise indicated in a pricing supplement, payment of the purchase price of notes, other than foreign currency notes, will be required to be made in funds immediately available in The City of New York.

The notes are a new issue of securities with no established trading market. Canada has been advised by the distributor that it intends to make a market in the notes, but it is not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of, or the trading markets for, the notes.

In connection with the sale of any series of notes, the distributor (the “Stabilizing Manager”) or any person acting on its behalf may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the Stabilizing Manager may over-allot the offering, creating a short position. In addition, the Stabilizing Manager may bid for, and purchase, the notes in the open market to cover short positions or to stabilize the price of the notes. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. However stabilization may not necessarily occur. Any stabilization action or over-allotment may begin on or after the date on which adequate public disclosure of the terms of the offer of the relevant notes is made and, if begun, may cease at any time, but it must end no later than the earlier of 30 days after the issue date of the relevant notes and 60 days after the date of the allotment of the relevant notes. Any stabilization action or over-allotment shall be conducted by the Stabilizing Manager (or any person on its behalf) in accordance with all applicable laws and rules.

The distributor and its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with Canada. The distributor and its affiliates have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the distributor and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of Canada. The distributor or its affiliates may have a lending relationship with Canada from time to time and may hedge their credit exposure to Canada consistent with their customary risk management policies. Typically, the distributor and its affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in Canada’s securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The distributor and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

The distributor has agreed, and any additional person appointed by Canada that is a distributor will agree, that it has not offered, sold or delivered and it will not offer, sell or deliver, directly or indirectly, any of the notes or distribute this prospectus supplement, any related pricing supplement, the accompanying prospectus or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with the applicable laws and regulations thereof and which will not impose any obligations on Canada except as contained in the Distribution Agreement.

European Economic Area

Unless the pricing supplement in respect of any notes specifies the “Prohibition of Sales to EEA Retail Investors” as “Not Applicable”, the distributor has represented and agreed, and each additional person appointed by Canada to act as a distributor will represent and agree, that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes which are the subject of the offering contemplated by this prospectus supplement as completed by the pricing supplement in relation thereto to any retail investor in the EEA. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)

a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in the Prospectus Directive; and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes.

If the pricing supplement in respect of any notes specifies “Prohibition of Sales to EEA Retail Investors” as “Not Applicable”, the distributor has represented and agreed, and each additional person appointed by Canada to act as a distributor will represent and agree, that with effect from and including the date on which the Prospectus Directive was implemented in that Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by the Prospectus Supplement as completed by the pricing supplement in relation thereto to the public in that Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of such notes to the public in that Member State:

(a)	at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)

at any time to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the relevant distributor nominated by the Issuer for any such offer; or

(c)

at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes shall require Canada or any distributor to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For greater certainty, Canada’s intention is that Canada’s offer ends with the offer by the distributor of the notes to its customers.

United Kingdom

The distributor has also represented and agreed, and any additional person appointed by Canada to act as a distributor will represent and agree, that (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) received by it in connection with the issue and sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to Canada; (ii) it has complied and will comply with all applicable provisions of the FSMA and the Financial Services Act 2012 with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom and (iii) in relation to any notes which have a maturity of less than one year, (A) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (B) it has not offered or sold and will not offer or sell notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the FSMA by Canada.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “Financial Instruments and Exchange Law”). The distributor has represented and agreed, and any additional person appointed by Canada to act as a distributor will represent and agree, that it has not offered or sold, and it will not offer or sell, directly or indirectly, any of the notes in Japan or to or for the benefit of any person resident in Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to any resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law available thereunder and in compliance with any other relevant laws of Japan.

Singapore

Unless otherwise stated in the applicable pricing supplement in respect of any bonds, all bonds issued or to be issued under the program shall be prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Hong Kong

The distributor has represented and agreed that (i) it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any bonds other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong (the “C(WUMP)O”) or which do not constitute an offer to the public within the meaning of the C(WUMP)O; and (ii) it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the bonds, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to bonds which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under the SFO.

LEGAL OPINIONS

The validity of the notes will be passed upon on behalf of Canada by the Department of Justice (Canada), and on behalf of the distributor by Stikeman Elliott LLP of Toronto, Ontario, Canadian counsel for the distributor. Milbank LLP of New York, New York will pass on certain U.S. legal matters in connection with the offering of the notes on behalf of Canada. Davis Polk & Wardwell LLP of New York, New York will pass on certain U.S. legal matters in connection with the offering of the notes on behalf of the distributor. Such opinions will be conditioned upon, and subject to certain assumptions regarding, future action required to be taken by Canada and either of the Registrars in connection with the issuance and sale of any particular note, the specific terms of notes and other matters which may affect the validity of notes but which cannot be ascertained on the date of such opinions.

The statements under “Tax Matters — Canadian Federal Income Tax Consequences” are set forth herein and in the accompanying prospectus in reliance upon the opinion of Stikeman Elliott LLP and the statements herein under “Tax Matters —Certain U.S. Federal Tax Considerations” and in the accompanying prospectus under “Tax Matters — Material U.S. Federal Income Tax Considerations” are set forth herein and in the accompanying prospectus in reliance upon the opinion of Milbank LLP.

GLOSSARY

Below are definitions of some of the terms used in this prospectus supplement.

“agreed floating rate formula” means such interest rate basis or formula (other than LIBOR) as may be agreed to between Canada and the purchaser and set forth in the applicable pricing supplement.

“business day” means, unless otherwise specified in the applicable pricing supplement, any day other than a Saturday or Sunday or a day on which banking institutions in The City of New York, the City of London, England, the City of Toronto or in the applicable place of payment are authorized or required by law or executive order to close and with respect to foreign currency notes denominated in euro only, a day that is also a day on which the TransEuropean Automated Real-Time Gross Settlement Express Transfer (TARGET2) System or successor thereto is open.

“Calculation Agent” means the agent appointed by Canada to calculate interest rates for floating rate notes. The Calculation Agent will be Citibank N.A. or any successor calculation agent.

“calculation date” pertaining to any interest determination date means the earlier of (a) the tenth calendar day after such interest determination date or, if such day is not a market day, the next succeeding market day or (b) the market day immediately preceding the applicable interest payment date or the maturity date, as the case may be.

“Clearstream, Luxembourg” means Clearstream Banking, S.A. or any successor thereto.

“common safekeeper” means, in relation to each issue of Eurosystem-eligible notes, one or both of the ICSDs, as elected by Canada and the Registrars, subject to the right of the ICSDs to jointly determine which of them shall act as common safekeeper.

“Designated LIBOR Page” means the display on page LIBOR01 (or any other page specified in the applicable pricing supplement) of Reuters (or any successor service) for the purpose of displaying the London interbank offered rates of major banks for the applicable index currency (or such other page as may replace that page on that service for the purpose of displaying such rates).

“DTC” means The Depository Trust Company or any successor thereto.

“Euroclear” means Euroclear Bank SA/NV or any successor thereto.

“Eurosystem” means the central banking system for the Euro-zone, being the European Central Bank and the central banks for the member states of the European Union that have adopted the euro.

“Eurosystem-eligible notes” means a note which is intended to be held in a manner which would allow the relevant notes to be recognized as potentially eligible collateral for Eurosystem monetary policy and intra-day credit operations by the Eurosystem (“Eurosystem eligibility”) as stated in the applicable pricing supplement.

“Euro-zone” means the region comprised of member states of the European Union that adopt the euro in accordance with the EC Treaty.

“Exchange Rate Agent” means the agent appointed by Canada to convert any principal, interest or premium payments in respect of foreign currency notes into U.S. dollars.

“fixed rate notes” shall have the meaning set forth under the heading “Description of the Notes — Interest”.

“floating rate notes” shall have the meaning set forth under the heading “Description of the Notes — Interest”.

“foreign currency notes” means notes denominated in one or more currencies or currency units other than U.S. dollars.

“ICSDs” means Euroclear and Clearstream, Luxembourg.

“index currency” means the currency or composite currency specified in the applicable pricing supplement as to which LIBOR will be calculated. If no such currency or composite currency is specified in the applicable pricing supplement, the index currency shall be United States dollars.

“index maturity” means, with respect to a floating rate note, the period to maturity of the instrument or obligation on which the interest rate formula is based, as indicated in the applicable pricing supplement.

“indexed notes” means notes with amounts payable in respect of principal of, and interest and premium, if any, on such notes to be determined by reference to the value, rate or price of one or more specified indices.

“initial interest rate” means the rate at which a floating rate note will bear interest from and including its issue date (or that of a predecessor note) to but excluding the first Reset Date, as indicated in the applicable pricing supplement.

“interest reset date” means the date on which a floating rate note will begin to bear interest at the variable interest rate determined as of any interest determination date. The interest reset dates with respect to any floating rate note will be set forth in the applicable pricing supplement and in such note.

“LIBOR” means the rate calculated as set forth under the heading “Description of the Notes — Interest — Floating Rate Notes — LIBOR Notes”.

“London market day” means any day that is a day other than a Saturday or Sunday or a day on which banking institutions in The City of New York, The City of London, England or in the applicable place of payment are authorized or required by law or executive order to close and a day on which dealings in deposits in any currency specified in the applicable pricing supplement are transacted, or with respect to any future date are expected to be transacted, in the London interbank market.

“market day” means, unless otherwise specified in the applicable pricing supplement, any day that is a day other than a Saturday or Sunday or a day on which banking institutions in The City of New York, or in the applicable place of payment are authorized or required by law or executive order to close and (a) with respect to LIBOR notes only, a day that is also a London market day, (b) with respect to foreign currency notes (other than foreign currency notes denominated in euro) any day that is also not a day on which banking institutions in the relevant applicable financial center in the country of the specified currency are authorized or required by law or executive order to close, and (c) with respect to foreign currency notes denominated in euro only, a day that is also a day on which the TransEuropean Automated Real-Time Gross Settlement Express Transfer (TARGET2) System or successor thereto is open.

“market exchange rate” means, as of any date, for any specified currency or currency unit, the noon U.S. dollar buying rate for that specified currency or currency unit, as the case may be, for cable transfers quoted in The City of New York on such date as certified for customs purposes by the Federal Reserve Bank of New York. If such rates are not available for any reason with respect to one or more specified currencies or currency units for which an exchange rate is required, the Exchange Rate Agent will use, in its sole discretion and without liability on its part, such quotation of the Federal Reserve Bank of New York as of the most recent available date, or quotations from one or more major banks in The City of New York or in the country of issue of the specified currency or currency unit in question, or such other quotations as the Exchange Rate Agent will deem appropriate. Unless otherwise specified by the Exchange Rate Agent, if there is more than one market for dealing in any specified currency or currency unit by reason of foreign exchange regulations or otherwise, the market to be used in respect of such specified currency or currency unit will be that upon which a non-resident issuer of securities designated in such specified currency or currency unit would, as determined in its sole discretion and without liability on the part of the Exchange Rate Agent, purchase such specified currency or currency unit in order to make payments in respect of such foreign currency notes.

“NSS” means the new safekeeping structure introduced by the European Central Bank, applicable to debt securities in registered form, to allow registered notes to be held in a manner that would permit Eurosystem eligibility. Any debt security in registered form to be held in the NSS is to be deposited with a common safekeeper for Euroclear and/or Clearstream, Luxembourg.

“Reuters Screen USPRIME1 Page” means the display designated as the “USPRIME1” page on Reuters (or such other page as may replace the USPRIME1 Page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

“relevant applicable financial center” means the capital city of the country issuing the specified currency or index currency, except that with respect to United States dollars, Australian dollars and Swiss francs, the relevant applicable financial center shall be The City of New York, Sydney and Zurich, respectively.

“series” when used in respect of any notes, means notes the terms of which are identical except that the issue date and the amount of the first payment of interest may be different for different issues of such notes.

“specified currency” shall have the meaning set forth under the heading “Description of the Notes — Payment Currency”.

“spread” means the number of basis points specified in the note and the applicable pricing supplement as being applicable to the interest rate for a particular floating rate note.

“spread multiplier” means the percentage specified in the note and the applicable pricing supplement as being applicable to the interest rate for a particular floating rate note.

GENERAL INFORMATION

Clearing and settlement of the notes will be available through DTC, Clearstream, Luxembourg and Euroclear. The appropriate CUSIP, Common Code and the ISIN in relation to each series of notes will be specified in the applicable pricing supplement.

The issue and sale of the notes is authorized by Order-in-Council P.C. 2019-224 dated March 25, 2019 or an Order-in-Council which replaces Order-in-Council P.C. 2019-224.

Save as disclosed herein and in the accompanying prospectus, there has been no material adverse change in the fiscal condition or affairs of Canada which is material in the context of the issue of the notes since March 31, 2018.

Except as described herein and in the accompanying prospectus, Canada is not involved in any litigation, arbitration or administrative proceedings which would materially adversely affect the financial position of Canada, to the best of the knowledge of Canada, nor are any such litigation, arbitration or administrative proceedings involving it pending or threatened.

Copies of the following documents will, so long as any notes are listed on the Luxembourg Stock Exchange, be available for inspection free of charge during usual business hours at the specified office of The Bank of New York Mellon (Luxembourg) S.A. in Luxembourg: (a) the documents incorporated by reference herein and in the accompanying prospectus (copies of which may be obtained free of charge from The Bank of New York Mellon (Luxembourg) S.A. in Luxembourg); (b) the Fiscal Agency Agreement (which will contain the form of the global notes); (c) the Distribution Agreement; (d) Order-in-Council P.C. 2019-224 dated 2019 authorizing the issue and sale of the notes and (e) any pricing supplements in respect of notes listed on the Luxembourg Stock Exchange.

The Bank of New York Mellon (Luxembourg) S.A. has been appointed as the Luxembourg listing agent. In the event definitive notes are issued and for so long as the notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, Canada will appoint and maintain a transfer and paying agent in Luxembourg, and notice of such appointment will be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or on the Luxembourg Stock Exchange website at www.bourse.lu.

The auditor of Canada who reported on Canada’s most recently filed financial report was Michael Ferguson, CPA, CA, FCPA, FCA (New Brunswick), Auditor General of Canada, Ottawa, Ontario.

No Obligation to Maintain Listing

If Canada, in its sole discretion, determines that it is unduly burdensome to maintain the admission of any series of the notes to the Official List of the Luxembourg Stock Exchange and admission to trading on the Euro MTF Market, it will use reasonable endeavors to seek an alternative admission to listing, trading and/or quotation of such series of notes by another listing authority, securities exchange and/or quotation system that it deems appropriate in its sole discretion, after consultation with the distributor. However if such alternative listing is not available or, in the opinion of Canada is impractical or unduly burdensome, such series of the notes may be delisted and an alternative listing may not be obtained. Subject to the foregoing, Canada is not under any obligation to maintain any listing of any series of the notes in such circumstances.

ISSUER

CANADA

c/o Department of Finance

13th Floor, 90 Elgin Street

Ottawa, Ontario

Canada K1A 0G5

REGISTRARS, FISCAL, TRANSFER AND

PRINCIPAL PAYING AGENTS

Citibank, N.A.

388 Greenwich Street 14th Floor

New York, New York 10013

Citibank, N.A., London Branch

Citigroup Centre

Canada Square

Canary Wharf

London E14 5LB

LUXEMBOURG LISTING AGENT

PAYING AGENT AND TRANSFER AGENT

The Bank of New York Mellon (Luxembourg) S.A.

Vertigo Building — Polaris

2-4 rue Eugène Ruppert

L-2453 Luxembourg

LEGAL ADVISORS

to the Issuer	to the Distributor

as to Canadian law	as to Canadian law
Department of Justice (Canada)	Stikeman Elliott LLP
East Memorial Building	Commerce Court West
284 Wellington Street	199 Bay Street
Ottawa, Ontario	Toronto, Ontario
Canada K1A 0H8	Canada M5L 1B9

as to U.S. law	as to U.S. law
Milbank LLP	Davis Polk & Wardwell LLP
55 Hudson Yards	450 Lexington Avenue
New York, New York 10001	New York, New York 10017
U.S.A.	U.S.A.

AUDITOR

Auditor General of Canada

240 Sparks Street

11th Floor, West Tower

Ottawa, Ontario

Canada K1A 0G6

Prospectus

U.S.$6,000,000,000

Debt Securities

Canada

Canada intends to offer up to U.S.$6,000,000,000 of its debt securities from time to time in amounts and at prices and on terms to be determined at the time of sale and to be set forth in supplements to this prospectus. You should read this prospectus and supplements carefully before you invest.

The debt securities will constitute direct unconditional obligations of Canada. The payment of the principal of and interest on the debt securities will constitute a charge on and be payable out of the Consolidated Revenue Fund of Canada.

For each offer and sale of debt securities under this prospectus, we will provide a prospectus supplement, and if applicable, a pricing supplement with the specific terms of each issue.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 26, 2018.

ABOUT THIS PROSPECTUS

This prospectus has been filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf process, we may sell the debt securities described in this prospectus in one or more offerings. The total aggregate proceeds of debt securities offered and sold in the United States or in circumstances where registration of the debt securities is required may not exceed U.S.$6,000,000,000 (plus such additional principal amount as may be necessary such that, if the debt securities are issued at an original issue discount, or denominated in a currency other than United States dollars, the aggregate initial offering price will not exceed U.S.$6,000,000,000). This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities we will provide a supplement to this prospectus that will contain specific information about the terms of that offering. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” below. Canada has not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or any applicable prospectus supplement. Canada takes no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information appearing in this prospectus and any applicable prospectus supplement, as well as the information previously filed by Canada with the SEC and incorporated by reference herein, is accurate only as of the date of such documents.

References in this prospectus to “U.S.$” are to lawful money of the United States of America.

WHERE YOU CAN FIND MORE INFORMATION

Canada is not subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, Canada files annual reports and other information with the SEC on a voluntary basis. These reports include certain financial, statistical and other information concerning Canada. You may read and copy any document Canada files with the SEC at the SEC’s public reference facility at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information. Information filed by Canada is also available from the SEC’s Electronic Document Gathering and Retrieval System (http://www.sec.gov), which is commonly known by the acronym EDGAR, as well as from commercial document retrieval services.

The SEC allows Canada to “incorporate by reference” into this prospectus information filed by Canada with the SEC, which means that Canada can disclose important information to you by referring you to these documents.

This prospectus incorporates by reference Canada’s Annual Report on Form 18-K filed with the SEC on December 18, 2017, for the fiscal year ended March 31, 2017 (file no. 033-05368).

Canada also incorporates by reference all Annual Reports on Form 18-K and any amendments on Form 18-K/A filed with the SEC by Canada on or after the date hereof and prior to the termination of the offering of the debt securities offered hereunder. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any prospectus supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Canada undertakes to provide without charge to each person receiving a copy of this prospectus, upon oral or written request of such person, a copy of any or all of the documents incorporated by reference herein, other than the exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be addressed to Director General, Funds Management Division, Department of Finance, 13th Floor, 90 Elgin Street, Ottawa, Ontario, Canada K1A OG5 (telephone: 613-369-5613).

JURISDICTION AND CONSENT TO SERVICE

Canada has not agreed to waive any immunity from jurisdiction and has not appointed an agent in the United States upon which process may be served for any purpose. See “Description of the Debt Securities — Governing Law and Enforceability”.

U SE OF PROCEEDS

The net proceeds of the debt securities to which this prospectus relates will be added to Canada’s official foreign exchange reserves unless otherwise stated in an applicable prospectus supplement.

DESCRIPTION OF THE DEBT SECURITIES

The following is a brief summary of the terms and conditions of the debt securities and the fiscal agency agreement under which the debt securities will be issued. Copies of the forms of debt securities and the form of fiscal agency agreement are or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. This summary does not purport to be complete and is qualified in its entirety by reference to such exhibits and to any applicable prospectus supplement. You should read the form of fiscal agency agreement, the forms of debt securities and any applicable prospectus supplement before making your investment decision.

The debt securities may be issued in one or more series as may be authorized from time to time by Canada. Reference is made to the applicable prospectus supplement for the following terms of debt securities offered thereby: (i) the designation, aggregate principal amount, any limitation on such principal amount and authorized denominations; (ii) the percentage of their principal amount at which such debt securities will be issued; (iii) the maturity date or dates; (iv) the interest rate, if any, which rate may be fixed, variable or floating; (v) the dates and paying agencies when and where interest payments, if any, will be made; (vi) any optional or mandatory redemption terms or repurchase or sinking fund provisions; (vii) whether such debt securities will be in bearer form with interest coupons, if any, or in registered form, or both, and restrictions on the exchange of one form for another; (viii) the currency in which the principal of and interest, if any, on the debt securities will be payable; (ix) any terms for conversions; (x) the exchange or exchanges, if any, on which application for listing of the debt securities may be made; and (xi) other specific provisions.

There will be a fiscal agent or agents for Canada in connection with the debt securities whose duties with respect to any series will be governed by the fiscal agency agreement applicable to such series. Canada may appoint different fiscal agents for different series of debt securities and may vary or terminate the appointment of any fiscal agent from time to time. Canada may maintain deposit accounts and conduct other banking and financial transactions with the fiscal agent. The fiscal agent is the agent of Canada, is not a trustee for the holders of debt securities, and does not have the same responsibilities or duties to act for such holders as would a trustee.

References to principal and interest in respect of the debt securities shall be deemed also to refer to any Additional Amounts which may be payable. See “Payment of Additional Amounts.”

Status

The debt securities will constitute direct unconditional obligations of Canada and as such will carry the full faith and credit of Canada. Payments of the principal of and interest, if any, on the debt securities will constitute a charge on and be payable out of the Consolidated Revenue Fund of Canada. The obligations of Canada under each debt security will rank equally with all of Canada’s other unsecured and unsubordinated indebtedness and obligations from time to time outstanding.

Payment of Additional Amounts

All payments of, or in respect of, principal of and interest on the debt securities will be made without withholding of or deduction for, or on account of, any present or future taxes, duties, assessments or charges of whatsoever nature imposed or levied by or on behalf of the Government of Canada, or any province or political subdivision thereof, or any authority thereof or agency therein having power to tax, unless such taxes, duties, assessments or charges are required by law or by the administration or interpretation thereof to be withheld or deducted. In that event, unless otherwise provided in an applicable prospectus supplement, Canada (subject to its rights of redemption) will pay to the registered holders of the debt securities such additional amounts (the “Additional Amounts”) as will result (after withholding or deduction of the said taxes, duties, assessments or charges) in the payment to the holders of debt securities of the amounts which would otherwise have been payable in respect of the debt securities in the absence of such taxes, duties, assessments or charges, except that no such Additional Amounts shall be payable with respect to any debt security:

(a)

a beneficial owner of which is subject to such taxes, duties, assessment or charges in respect of such debt security by reason of such owner being connected with Canada otherwise than merely by the holding or ownership as a non-resident of Canada of such debt security;

(b)

presented for payment more than 15 days after the Relevant Date, except to the extent that the holder thereof would have been entitled to such Additional Amounts on the last day of such period of 15 days; for this purpose, the “Relevant Date” in relation to any debt security means whichever is the later of:

(i)	the date on which the payment in respect of such debt security becomes due and payable; or

(ii)

if the full amount of the moneys payable on such date in respect of such debt security has not been received by the relevant paying agent on or prior to such date, the date on which notice is duly given to the holders of the debt securities that moneys have been so received.

Global Securities

The debt securities may be issued in the form of one or more fully registered global debt securities. The specific terms of the depositary arrangement with respect to any series of debt securities to be issued in the form of a global debt security will be described in the prospectus supplement relating to such series.

Governing Law and Enforceability

The debt securities and the fiscal agency agreement will provide that they are to be governed by, and interpreted in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein, except as otherwise specified in the prospectus supplement.

No applicable law requires the consent of any public official or authority for proceedings to be brought in Canada or judgment to be obtained in any such proceedings against Canada arising out of or relating to obligations under the debt securities, nor is any immunity from jurisdiction available to Canada in any such proceedings, irrespective of whether a party to the proceedings or the holder of the debt security is or is not a resident within or a citizen of Canada. A judgment obtained in an action brought against Her Majesty in right of Canada in the Federal Court of Canada is not capable of being enforced by execution but is payable out of the Consolidated Revenue Fund of Canada. Pursuant to the Currency Act (Canada), a judgment by a court in Canada must be awarded in Canadian currency, and such judgment may be based on a rate of exchange in existence on a day other than the day of payment.

Canada has not agreed to waive any immunity from jurisdiction nor has it appointed an agent in the United States upon which process may be served for any purpose. In the absence of a waiver of immunity by Canada, it would be possible to obtain a United States judgment in an action against Canada only if a court were to determine that the United States Foreign Sovereign Immunities Act of 1976 precludes the granting of sovereign immunity. However, even if a United States judgment could be obtained in any such action under that Act, it may not be possible to obtain in Canada a judgment based on such a United States judgment. Moreover, execution upon property of Canada located in the United States to enforce a judgment obtained under that Act may not be possible except under the limited circumstances specified in that Act.

TAX MATTERS

Canadian Federal Income Tax Consequences

The following constitutes a summary of the principal Canadian federal income tax consequences for an investor who acquires debt securities pursuant to an offering by Canada, is the beneficial owner of the debt securities, at all times for the purposes of the Income Tax Act (Canada) (the “Tax Act”) holds the debt securities as capital property within the meaning of the Tax Act, and deals at arm’s length with Canada and any prospective purchaser of the debt securities.

Generally the debt securities will be considered to be capital property to an investor provided that the investor does not hold the debt securities in the course of carrying on a business of buying and selling securities and has not acquired them as an adventure in the nature of trade. This summary does not apply to a financial institution (as defined in Section 142.2(1) of the Tax Act), an investor an interest in which is a “tax shelter investment” (as defined in the Tax Act), or an investor who has elected to report its “Canadian tax results” (as defined in the Tax Act) in a currency other than the Canadian currency.

This summary is based upon the provisions of the Tax Act, the regulations thereunder and the Canada Revenue Agency’s (the “CRA”) published administrative and assessing policies as of the date of this prospectus. It also takes into account specific proposals to amend the Tax Act and the regulations thereunder publicly announced by the Canadian federal Minister of Finance prior to the date of this prospectus, but there is no certainty that such proposals will be enacted in the form proposed, if at all. This summary does not otherwise take into account or anticipate any changes in law, whether by way of legislative, judicial or governmental action or interpretation, nor does it address any provincial or foreign income tax considerations. This summary discusses the tax considerations applicable to persons who purchase debt securities upon their initial offering and does not discuss the tax considerations applicable to subsequent purchasers of the debt securities. The discussion does not address debt securities issued with original issue discount or other special features. The prospectus supplement or pricing supplement applicable to an issue of debt securities with such special features will address the federal income tax considerations relevant to investing in such debt securities and the discussion below is subject to any discussion of federal income tax considerations in an applicable prospectus supplement or pricing supplement. On July 18, 2017, the Minister of Finance (Canada) released a consultation paper that included an announcement of its intention to amend the Tax Act to increase the amount of income tax applicable to passive investment income earned through a private corporation. No specific amendments to the Tax Act were proposed in connection with this announcement and this summary does not consider the implications of this announcement. On October 18, 2017, the Minister of Finance (Canada) announced that the government intends to move forward with the planned amendments subject to further developments to address concerns of business owners, the details of which are not yet available. Canadian resident investors that are private corporations should consult their own tax advisors regarding the implications of these announcements with respect to their particular circumstances.

In general, for the purpose of the Tax Act, all amounts not otherwise expressed in Canadian dollars must be converted into Canadian dollars based on the daily exchange rate as quoted by the Bank of Canada for the applicable day or such other rate of exchange that is acceptable to the CRA.

THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR INVESTOR CONCERNING THE CONSEQUENCES OF ACQUIRING, HOLDING OR DISPOSING OF DEBT SECURITIES. INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS.

Investors Resident in Canada

The following section of this summary is applicable to an investor holding debt securities who, at all relevant times, is a resident of Canada for purposes of the Tax Act (a “Canadian investor”).

Interest

A Canadian investor (other than a corporation, partnership, unit trust or any trust of which a corporation or a partnership is a beneficiary) will be required to include in computing its income for a taxation year any interest on debt securities that becomes receivable or is received by it before the end of the year (depending upon the method regularly followed by the Canadian investor in computing income), except to the extent that such interest was included in computing the Canadian investor’s income for a preceding taxation year. In addition, if at any time a debt security is, or becomes, an “investment contract” (as defined in the Tax Act) in relation to such Canadian investor, the Canadian investor will be required to include in computing its income for a taxation year any interest that accrues to the Canadian investor on the debt security to the end of any “anniversary day” (as defined in the Tax Act) in that taxation year to the extent such interest was not otherwise included in the Canadian investor’s income for that taxation year or a preceding taxation year.

A Canadian investor that is a corporation, partnership, unit trust or any trust of which a corporation or a partnership is a beneficiary will be required to include in computing its income for a taxation year any interest on debt securities that accrues to it to the end of that year, or that becomes receivable or is received by it before the end of the year, except to the extent that such interest was included in computing the Canadian investor’s income for a preceding taxation year.

If the offering price of a debt security includes unpaid interest from the issue date to the time of its acquisition by a Canadian investor, the amount of such unpaid interest may be deducted by the Canadian investor in a taxation year to the extent that the amount was included in the Canadian investor’s income for the taxation year, and the amount so deductible will reduce the adjusted cost base of the debt security to the Canadian investor.

Dispositions

A Canadian investor will generally be required to include in computing its income for the taxation year in which a disposition of a debt security occurs (or is deemed to occur) the amount of interest that accrues to it to the date of the disposition, except to the extent that such amount has otherwise been included in income.

In general, a disposition or deemed disposition of a debt security will give rise to a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of any accrued interest and any reasonable costs of disposition, exceed (or are less than) the Canadian investor’s adjusted cost base of such debt security immediately before the disposition. One-half of any such capital gain (a “taxable capital gain”) realized by a Canadian investor in a taxation year will be included in computing the Canadian investor’s income for the year. One-half of the amount of any capital loss (an “allowable capital loss”) realized by a Canadian investor in a taxation year must be deducted from taxable capital gains realized by the Canadian investor in the year. Allowable capital losses in excess of taxable capital gains realized in the year may be carried back and deducted against net taxable gains realized in the three preceding taxation years or in any subsequent taxation year, to the extent and under the circumstances described in the Tax Act.

Additional Refundable Tax

A Canadian investor that is throughout the year a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional refundable tax on certain investment income, including an amount in respect of interest and taxable capital gains.

Investors Not Resident in Canada

The following section of this summary is applicable to an investor holding debt securities who, at all relevant times, for the purposes of the Tax Act, is, or is deemed to be, a non-resident of Canada and who does not hold or is not deemed to use or hold the debt securities in carrying on business in Canada (a “non-resident investor”). Special rules, which are not discussed in this summary, may apply to a non-resident that is an insurer carrying on business in Canada and elsewhere.

A non-resident investor will not be subject to Canadian non-resident withholding tax on any interest paid or credited on the debt securities, provided that none of the interest (other than on a “prescribed obligation” described below) so payable is contingent or dependent on the use of, or production from, property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class or series of shares of the capital stock of a corporation. A “prescribed obligation” is a debt obligation the terms or conditions of which provide for an adjustment to an amount payable in respect of the obligation for a period during which the obligation was outstanding which adjustment is determined by reference to a change in the purchasing power of money and no amount payable in respect thereof, other than an amount determined by reference to a change in the purchasing power of money, is contingent or dependent upon, or computed by reference to, any of the criteria described in the preceding sentence.

If applicable, the normal rate of Canadian non-resident withholding tax is 25% but such rate may be reduced under the terms of an applicable income tax treaty.

No other Canadian taxes on income, including taxable capital gains on the disposition of a debt security, are payable by a non-resident investor in respect of a debt security.

Material U.S. Federal Income Tax Considerations

The following is a summary of certain material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the debt securities by U.S. Holders (as defined below), but does not purport to be a complete analysis of all of the potential tax considerations. This summary is based on the provisions of the U.S. Internal Revenue Code of 1986, as amended, applicable Treasury Regulations promulgated or proposed thereunder, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. This summary addresses only investors that will hold the debt securities as “capital assets”, and does not address tax considerations applicable to you if you are subject to special tax rules including those applicable to banks, tax-exempt organizations, insurance companies, dealers, traders in securities or other persons who are required or who elect to mark to market, persons that will hold debt securities as a position in a hedging, straddle, conversion or integrated transaction, persons subject to special tax accounting rules under Section 451(b) of the Internal Revenue Code, as amended, or persons that have a functional currency other than the U.S. dollar. This summary discusses the tax considerations applicable to persons who purchase debt securities from the underwriters upon their initial offering and does not discuss the tax considerations applicable to subsequent purchasers of the debt securities. The discussion does not address debt securities issued with original issue discount or other special features (such as floating rate debt securities, short-term debt securities or debt securities that are subject to the rules for contingent payment debt instruments) or warrants to purchase debt securities. The prospectus supplement applicable to an issue of debt securities with such special features will address the U.S. federal income tax considerations relevant to your investment in such debt securities and the discussion below is subject to any discussion of U.S. federal income tax considerations in an applicable pricing supplement. If a partnership holds a debt security, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding a debt security, you should consult your own tax advisor. This summary does not address any U.S. federal tax consequences other than U.S. federal income tax consequences (such as the estate and gift tax or the Medicare tax on net investment income). This summary also does not cover any State or local or foreign tax implications of the acquisition, ownership, or disposition of the debt securities.

WE ENCOURAGE YOU TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

As used herein, the term “U.S. Holder” means the beneficial owner of a debt security that for U.S. federal income tax purposes is (i) a citizen or individual resident of the United States, (ii) a corporation or other entity treated as a corporation created or organized in the United States or under the laws of the United States or of any State, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have authority to control all of the trust’s substantial decisions (or for certain trusts formed prior to August 20, 1996, if such trust has a valid election in effect under U.S. law to be treated as a U.S. person).

Interest Payments

The term “interest” as used in this section “Material U.S. Federal Income Tax Considerations” includes any Additional Amounts required to be paid under the terms of a debt security. Interest on a debt security that you receive or accrue (whether received in U.S. dollars or a currency other than the U.S. dollar (“foreign currency”)) will be taxable to you as ordinary interest income at the time it is accrued or paid, in accordance with your method of accounting for U.S. federal income tax purposes. Interest received or accrued by you on a debt security generally will be income from sources outside the United States for purposes of computing the foreign tax credit limitation. For foreign tax credit limitation purposes, the income will generally be “passive category income” or, in the case of certain U.S. Holders, “general category income”. The rules regarding the availability of foreign tax credits are complex and your ability to credit foreign taxes may be subject to various limitations. You should discuss the foreign tax credit rules with your own tax advisor. If you are a cash basis taxpayer and you receive an interest payment in foreign currency, you will be required to include in income the U.S. dollar value of such payment determined on the date such payment is received, regardless of whether the payment is in fact converted to U.S. dollars at that time.

If you are an accrual basis holder of a debt security denominated in a foreign currency, you will be required to include in income the U.S. dollar value of the amount of interest income that has accrued with respect to an interest payment, determined by translating such income at the average rate of exchange for the relevant interest accrual period or, with respect to an interest accrual period that spans two taxable years, at the average rate for the portion of such interest accrual period within the taxable year. The average rate of exchange for an interest accrual period (or portion thereof) is the simple average of the spot exchange rates for each business day of such period (or such other average that is reasonably derived and consistently applied). You may elect to translate interest income on debt instruments denominated in a foreign currency using the exchange rate on the last day of an interest accrual period (or the last day of the taxable year for the portion of such period within the taxable year). In addition, you may elect to use the exchange rate on the date of receipt for such purpose if such date is within five business days of the last date of an interest accrual period. The election must be made in a statement filed with your return, and is applicable to all debt instruments for such year and thereafter unless changed with the consent of the Internal Revenue Service (the “IRS”).

If you are an accrual basis U.S. Holder of a debt security denominated in a foreign currency, upon receipt of an interest payment, you will recognize ordinary income or loss with respect to accrued interest income in an amount equal to the difference between the U.S. dollar value of the payment received (determined on the date such payment is received) in respect of such interest accrual period and the U.S. dollar value of the interest income that you accrued during such interest accrual period (as determined in the preceding paragraph). Any such income or loss generally will not be treated as interest income or expense, except to the extent provided by administrative pronouncements of the IRS.

Dispositions

Your tax basis in a debt security generally will be the U.S. dollar value of your purchase price of such debt security on the date of purchase. Upon the sale, exchange, retirement or redemption of a debt security, you generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange, retirement or redemption (or the U.S. dollar value of the amount if it is realized in a foreign currency) and your tax basis in such debt security. Except with respect to gains or losses attributable to changes in exchange rates, as described in the next paragraph, gain or loss so recognized will be capital gain or loss. You should consult your tax advisor regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for certain non-corporate taxpayers) or losses (the deductibility of which is subject to limitations).

Gain or loss attributable to changes in exchange rates with respect to the principal amount of a debt security generally will equal the difference, if any, between the U.S. dollar value of your foreign currency purchase price for the debt security determined at the spot rate on the date you dispose of the debt security and the U.S. dollar value of your foreign currency purchase price for the debt security determined at the spot rate on the date you purchased such debt security. In addition, upon the sale, exchange, retirement or redemption of a debt security, you may realize foreign currency gain or loss attributable to amounts received with respect to accrued and unpaid interest, which will be treated as discussed above under “Interest Payments”.

Such foreign currency gain or loss is recognized on the sale, exchange, retirement or redemption of a debt security only to the extent of total gain or loss recognized on the sale, exchange, retirement or redemption of such debt security. Gain or loss recognized on the sale, exchange, retirement or redemption of a debt security that is attributable to changes in the rate of exchange between the U.S. dollar and a foreign currency generally will be treated as ordinary income or loss.

Gain or loss that you realize on the sale, exchange, retirement or redemption of a debt security generally will be U.S. source gain or loss for purposes of computing the foreign tax credit limitation.

Transactions in Foreign Currency

Foreign currency received as a payment of interest on, or on the sale, exchange, retirement or redemption of, a debt security will have a tax basis equal to its U.S. dollar value at the time such interest is received or at the time payment is received in consideration of such sale, exchange, retirement or redemption. The amount of gain or loss recognized on a sale or other disposition of such foreign currency will be equal to the difference between (i) the amount of U.S. dollars, or the fair market value in U.S. dollars of the other currency or property received in such sale or other disposition, and (ii) the tax basis of the recipient in such foreign currency and will be ordinary gain or loss.

Backup Withholding and Information Reporting

In general, payments of interest on, and the proceeds of a sale, redemption or other disposition of, a debt security, payable to you by a U.S. paying agent or other U.S. intermediary will be reported to the IRS and to you as required under applicable regulations. Backup withholding may apply to these payments if you fail to provide an accurate taxpayer identification number or certification of exempt status or fail to report all interest and dividends required to be shown on your U.S. federal income tax return. Certain U.S. Holders (including, among others, corporations) are not subject to backup withholding. You should consult your tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining an exemption. Backup withholding may be refunded or allowed as a credit against your U.S. federal income tax liabilities if the required information is timely furnished to the IRS.

Certain U.S. holders that own “specified foreign financial assets” with an aggregate value in excess of US$50,000 are generally required to file an information statement along with their tax returns, currently on Form 8938, with respect to such assets. “Specified foreign financial assets” include securities issued by a non-U.S. issuer that are not held in accounts maintained by financial institutions. Investors who fail to report required information may be subject to substantial penalties. You should consult your tax advisors regarding this and other reporting obligations relating to an investment in the debt securities.

THE ABOVE DISCUSSION IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO YOU. THE DISCUSSION ALSO DOES NOT ADDRESS FEDERAL INCOME TAX CONSIDERATIONS RELEVANT TO INVESTING IN DEBT SECURITIES ISSUED WITH ORIGINAL ISSUE DISCOUNT OR OTHER SPECIAL FEATURES AND IS SUBJECT TO ANY DISCUSSION OF FEDERAL INCOME TAX CONSIDERATIONS IN A PROSPECTUS SUPPLEMENT APPLICABLE TO AN ISSUE OF DEBT SECURITIES WITH SUCH SPECIAL FEATURES. EACH PROSPECTIVE INVESTOR IS STRONGLY URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF AN INVESTMENT IN THE DEBT SECURITIES.

PLAN OF DISTRIBUTION

Canada may sell the debt securities to which this prospectus relates in any of three ways: (i) through underwriters or dealers, (ii) directly to one or a limited number of institutional purchasers or (iii) through agents. Each prospectus supplement with respect to the debt securities will set forth the terms of the offering of the debt securities, including the name or names of any underwriters or agents, the purchase price of the debt securities and the net proceeds to Canada from such sale, any underwriting discounts, agent commissions or other items constituting underwriters’ or agents’ compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the debt securities may be listed.

If underwriters are used in the sale, the debt securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The debt securities may be offered to the public either through underwriting syndicates represented by managing underwriters, or directly by underwriters. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the debt securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the debt securities offered thereby if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The debt securities may be sold directly by Canada or through agents designated by Canada from time to time. Any agent involved in the offer or sale of the debt securities will be named, and any commissions payable by Canada to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment and will not be acquiring such debt securities for its own account.

Agents and underwriters may be entitled under agreements entered into with Canada to indemnification by Canada against certain civil liabilities, including liabilities under the United States Securities Act of 1933, as amended, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with or perform services for Canada in the ordinary course of business.

AUTHORIZED AGENT

The authorized agent of Canada in the United States is the Counsellor (Finance) at the Canadian Embassy at 501 Pennsylvania Avenue, N.W., Washington, D.C. 20001.

PUBLIC OFFICIAL DOCUMENTS

Information included or incorporated by reference herein, which is designated as being taken from a publication of Canada, or an agency or instrumentality thereof, is included or incorporated herein on the authority of such publication as a public official document.

Canada

Canada Notes

Scotiabank

Prospectus Supplement

Dated March 28, 2019